As filed with the Securities and Exchange Commission on , 1998.

                                                Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                  FORM SB-2

                            Registration Statement
                                    Under
                          THE SECURITIES ACT OF 1933


                                SIMS Communications, Inc.
              (Exact name of registrant as specified in charter)

        Delaware                     3661                    65-0287558
    (State or other       (Primary Standard Classi-        (IRS Employer
    jurisdiction of         fication Code Number)           I.D. Number)
    incorporation)

                             17821 Skypark Circle
                                   Suite G
                               Irvine, CA 92614
                                    (714) 724-9094
                        (Address and telephone number
                       of principal executive offices)

                             17821 Skypark Circle
                                   Suite G
                               Irvine, CA 92614
                                    (714) 724-9094
                  (Address of principal place of business or
                    intended principal place of business)

                                 Mark Bennett
                             17821 Skypark Circle
                                   Suite G
                               Irvine, CA 92614
                                         (714) 724-9094
          (Name, address and telephone number of agent for service)

       Copies of all communications, including all communications sent to the agent for service, should be sent to:

                            William T. Hart, Esq.
                                Hart & Trinen
                            1624 Washington Street
                            Denver, Colorado 80203
                                (303) 839-0061

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               As soon as practicable after the effective date
                        of this Registration Statement

                              Page 1 of   Pages
                        Exhibit Index Begins on Page

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      CALCULATION OF REGISTRATION FEE

Title of each                       Proposed     Proposed
  Class of                          Maximum      Maximum
Securities     Securities           Offering     Aggregate   Amount of
  to be        to be                Price Per    Offering    Registration
Registered     Registered (1)       Unit (2)      Price         Fee
----------     --------------       --------     ------      ------

Common Stock
-------------------------------------------------------------------------------

Total            4,105,938          $2.68     $11,003,913      $3,247



(1) Shares are offered by certain Selling Shareholders.

(2) Offering price computed in accordance with Rule 457(c).

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             SIMS COMMUNICATIONS, INC.

                               CROSS REFERENCE SHEET

      Item in Form SB-2                               Location in Prospectus

Item 1   Front of Registration Statement
         and Outside Front Cover Page of
         Prospectus ..............................    Facing  Page;   Outside
                                                      Front Cover Page

Item 2   Inside Front and Outside Back Cover
         Pages of Prospectus .....................    Inside Front Cover Page;
                                                      Outside Back Cover Page

Item 3   Summary Information and Risk Factors .....   Prospectus Summary;
                                                      Risk Factors

Item 4   Use of Proceeds ............................ Not Applicable.

Item 5   Determination of Offering Price ............ Selling Shareholders

Item 6   Dilution .................................   Dilution and Comparative
                                                      Share Data

Item 7   Selling Security Holders ....................Selling Shareholders

Item 8   Plan of Distribution ........................Selling Shareholders

Item 9   Legal Proceedings ...........................Litigation

Item 10  Directors, Executive Officers,
           Promoters and Control Persons ............ Management

Item 11  Security Ownership of Certain
         Beneficial Owners and Management ........... Principal Shareholders

Item 12  Description of Securities .................. Description of Securities

Item l3  Interest of Named Experts and Counsel ...    Experts

Item l4  Disclosure of Commission Position
          on Indemnification for Securities Act
          Liabilities .............................   Indemnification

Item 15  Organization within last five years ......   Business

Item 16  Description of Business ................     Business

Item 17  Management's Discussion and Analysis
         or Plan of Operation .....................   Management's Discussion
                                                      and Analysis

Item 18  Description of Property .....................Business

Item 19  Certain Relationships and Related
         Transactions ...........................     Management

Item 20  Market for Common Equity and
         Related Stockholder Matters .................Market Information,
                                                      Description of Securities

Item 21  Executive Compensation ....................  Management

Item 22  Financial Statements.........................Financial Statements

Item 23  Changes in and Disagreements with
         Accountants on Accounting and
         Financial Disclosure...................      Not applicable

PROSPECTUS                 SIMS COMMUNICATIONS, INC.

                                   Common Stock
         This Prospectus relates to:

         1. The sale of 3,415,250 shares of the Common Stock of Sims Communications, Inc. (the "Company") by the owners of such shares. The shares were sold by the Company in various private offerings for cash, services rendered, and in settlement of claims against the Company.

         2. The sale of up to 116,937 shares of the Company's common stock issuable upon the exercise of options and warrants. The options and warrants were issued by the Company to certain investors in connection with the Company's private offerings.

         3. The sale of up to 125,000 shares of common stock issuable upon the exercise of certain Sales Agent's Warrants. The Sales Agent's Warrants were issued in connection with certain private offerings of the Company's securities.

         4. The sale of up to 262,500 shares of common stock issued to financial consultants.

         5. The sale of up to 150,000 shares of Common Stock issuable upon the exercise of warrants issued to financial consultants.

         The owners of the Common Stock referred to above, and the holders of the options and warrants, to the extent they exercise the options and warrants and receive shares of the Company's Common Stock, are referred to in this Prospectus as the "Selling Shareholders".

         The Company will not receive any proceeds from the resale of the shares by the Selling Shareholders. The Selling Shareholders may resell the shares they acquire by means of this Prospectus from time to time in the public market. The Selling Shareholders have advised the Company that they will offer the shares through broker/dealers at market prices with customary commissions being paid by the Selling Shareholders. The costs of registering the shares offered by the Selling Shareholders are being paid by the Company. The Selling Shareholders will pay all other costs of the sale of the shares offered by them. See "Dilution and Comparative Share Data" and "Selling Shareholders".

         THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE PURCHASED ONLY BY PERSONS WHO CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. FOR A DESCRIPTION OF CERTAIN IMPORTANT FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" BEGINNING ON PAGE OF THIS PROSPECTUS AND "DILUTION AND COMPARATIVE SHARE DATA".

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

On , 1998 the closing prices of the Company's Common Stock and Warrants on the NASDAQ Small-Cap Market were $____ and $___, respectively. See "Market Information".

               The Date of this Prospectus is ___________, 1998.

                               AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facility maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. and at the Commission's Regional offices in New York (7 World Trade Center, Suite 1300, New York, New York 10048) and Chicago (Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511). Copies of such material can be obtained from the Public Reference Section of the Commission at its office in Washington, D.C. 20549 at prescribed rates. Certain information concerning the Company is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. The Company has filed with the Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), with respect to the Units offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement.

                                 TABLE OF CONTENTS                    Page
PROSPECTUS SUMMARY .............................................
RISK FACTORS ...................................................
DILUTION AND COMPARATIVE SHARE DATA ............................
MARKET FOR THE COMPANY'S COMMON STOCK ..........................
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF
 OPERATIONS ...................................................
BUSINESS .......................................................
MANAGEMENT .....................................................
PRINCIPAL SHAREHOLDERS .........................................
SELLING SHAREHOLDERS ...........................................
DESCRIPTION OF SECURITIES.......................................
EXPERTS ........................................................
LITIGATION .....................................................
INDEMNIFICATION ................................................
ADDITIONAL INFORMATION .........................................
FINANCIAL STATEMENTS ...........................................

                                PROSPECTUS SUMMARY


         The following information is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus.

THE COMPANY
-----------
         SIMS Communications, Inc. (the "Company") was incorporated in Delaware on August 15, 1991 to design and market a computerized system which provides unattended rental of cellular telephones through a stand-alone dispensing station. The Company's system, known as an Automated Communications Distribution Center ("ACDC"), was designed to serve the needs of traveling sales people, convention and seminar participants, and anyone else who is temporarily away from normal communications facilities and needs to maintain contact with an office or home while traveling.

         Prior to 1996 the Company operated ACDC units for its own account and also sold franchises which provided third parties the right to operate ACDC units at various franchised locations.

         The Company's first ACDC units became operational in September l993. In August 1995, the Company had 50 ACDC units in operation and the Company's franchisees (13 in total) had 28 ACDC's in operation.

         During 1995 the Company discontinued the sale of new franchises. At April l5, l998, the Company was not operating any ACDC units and the Company's only remaining franchisee had four ACDC units in operation.

         During 1996 the Company introduced four additional programs in an effort to diversify and broaden the Company's product and service mix: (i) cellular telephone activations, (ii) sale of pre-paid calling cards, (iii) sale of long distance telephone service and (iv) rental of cellular telephones using overnight courier service. With the exception of the sale of pre-paid calling cards, these four programs were discontinued in December 1997.

     Effective December 31, 1996 the Company acquired all the issued and outstanding shares of Link International, Inc. ("Link"). Link manufactures and distributes machines which dispense prepaid calling cards and terminals which are used by merchants to perform a variety of transactions, including accepting credit cards and bank debit cards in payment for sales of merchandise and services. See "Business - Link International Technologies, Inc."

         Effective January 30, 1998 the Company issued 550,000 shares of its common stock to the shareholders of Moviebar, Incorporated and Vectorvision, Incorporated in consideration for the acquisition of a business known as "Movie Vision." Movie Vision rents videocassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has videocassette dispensing machines in approximately 140 hotels in the United States.

            Effective May 30, 1998 the Company acquired One Medical Service Inc. in consideration for 142,349 shares of common stock and 187,500 warrants. Each warrant allows the holder to purchase one additional share of common stock at any time prior to May 30, 2003 at a price of $2.00 per share. One Medical service uses Link's Point-of-Sale transaction terminals to permit retail pharmacies and their customers to purchase home medical equipment. Additional services offered through the terminal include check guarantee and verification, point of sale activation of prepaid phone card and cellular time, frequent buyer programs and verification of Medi-Cal benefits in California.

         All historical share data in this Prospectus has been adjusted to reflect the following stock splits relating to the Company's common stock: June 1995: 2-for-1 forward split, February 1996: 1-for-10 reverse split, February l998:1-for-4 reverse split.

         Unless otherwise indicated, all references to the Company include the operations of Link, Movie Vision and One-Medical

         The Company's executive offices are located at 17821 Skypark Circle, Suite G, Irvine, CA 92614. The Company's telephone number is (714) 724-9094.

Common Stock
Outstanding:       As of July 31,  1998,  the  Company had  9,417,957  shares of
                   Common   Stock   issued  and   outstanding.   The  number  of
                   outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities previously issued by the Company. See "Dilution and Comparative Share Data",
                   "Selling Shareholders" and "Description of Securities".

NASDAQ Symbol:          Common Stock:  SIMS

RISK FACTORS
------------
         The  purchase of the Securities offered involves a high degree of risk
and  immediate substantial dilution  to  investors.   See  "Risk  Factors"  and
"Dilution".

SUMMARY FINANCIAL INFORMATION
-----------------------------

         The following sets forth certain financial data with respect to the Company and is qualified in its entirety by reference to the more detailed financial statements and notes thereto included elsewhere in this Prospectus.

Statement of Operations Data:
                                                            Nine Months Ended
                            Years Ended June 30,             March 3l,
                           1996              1997               1998

Revenues              $ 2,607,879        $4,730,112            654,885
Cost of Sales          (1,686,188)       (2,861,421)          (394,913)
Operating Expenses     (4,645,197)       (4,657,587)        (5,051,406)
                      -----------        -----------        -----------

Net (Loss)            $(3,723,506)      $(2,788,896)       $(4,791,434)
                      ============      ============       ============

Balance Sheet Data:
                                                 June 30,
March 3l,
                                1996               1997           1998
                            ------------        ----------      --------

Current Assets            $ 1,983,252          $2,006,289      $2,282,224
Total Assets                3,312,372           5,544,173       5,192,486
Current Liabilities         2,343,308           3,630,430       2,952,684
Total Liabilities           2,404,534           3,716,349       3,020,369
Working Capital (Deficit)  (  360,056)         (1,624,141)       (670,460)
Shareholders' Equity          907,838           1,827,824       2,172,117

                                   RISK FACTORS

         The securities offered hereby are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Therefore, prospective investors should read this entire Prospectus and carefully consider, among others, the following risk factors in addition to the other information set forth in this Prospectus prior to making an investment.

         History of Losses. The Company has incurred losses since it was formed in 1991. From the date of its formation through March 31, 1998, the Company incurred net losses of approximately $(18,000,000). During the nine months ended March 3l, l998 the Company had losses of $(4,791,434). The Company expects to continue to incur losses until such time, if ever, as it generates substantial revenues and earns net income. There can be no assurance that the Company will be able to generate sufficient revenues and become profitable.

        The Company is vulnerable to a variety of business risks generally associated with small companies, any one of which could have a material adverse effect on its business, financial condition and results of operations. Potential investors should be aware of the difficulties encountered by small companies and the other risk factors set forth in this section. The Company's future operating results will depend on a number of factors, including the demand for its products and services, government regulation, the Company's ability to compete with much larger companies, its ability to successfully market its products and services, retain qualified sales and other personnel, successfully manage growth (including monitoring an expanded level of operations and controlling costs), and the availability of additional financing,

         The Company's operations have placed, and are expected to continue to place, significant strain on the Company's management, staff, working capital, and financial control systems. The failure to maintain or upgrade financial control systems, to recruit additional staff or to respond effectively to difficulties encountered during expansion could have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that the Company's systems and controls or staff will be adequate. There can be no assurance that the Company will be able to earn a profit from its operations.

         Need for Capital. This offering is being made in behalf of certain Selling Shareholders. The Company will not receive any proceeds from the sale of the shares offered by the Selling Shareholders. The Company's continued operations will depend upon the availability of additional funding. There can be no assurance that the Company will be able to obtain additional funding, if needed, or if available on terms satisfactory to the Company.

         Competition There can be no assurance that the Company will be able to compete with the numerous other companies which are engaged in the Company's lines of business. Many of these competitors have greater financial and marketing resources than those of the Company.

         Agreements with Credit Card Companies. The Company's point-of-sale terminals and video dispensing machines are capable of operating on an automatic basis as the result of a nationwide credit card system. By means of telephone lines and computers, this system links credit card companies, issuing banks and credit card processing firms throughout the United States and allows products and services to be purchased through credit cards. The Company presently has agreements with credit card processors which authorize the use of various major credit cards in the Company's machines. In order for the Company to continue to have the services of these credit card processors available, the Company is required to meet certain conditions as provided in the agreements between the credit card processors and the Company. In the event the Company fails to meet these conditions, the credit card processors may automatically refuse to accept credit cards, in which case the Company's machines would be unable to process transactions.

         Dependence on Personnel. The future success of the Company will be highly dependent upon the personal efforts of its executive officers and the loss of the services of any of the Company's executive officers could have a material adverse effect on the Company. The Company believes that its future success will also depend upon its ability to attract and retain qualified marketing, operating and programming personnel. There can be no assurance that the Company will be able to hire and retain such necessary personnel in the future.

         Market for Company's Securities; Volatility of Securities Prices. Prices for the Company's Common Stock have been highly volatile and will be influenced by a number of factors, including the depth and liquidity of the market for the Company's Common Stock, the Company's financial results, investor perceptions of the Company, and general economic and other conditions. Additionally, in the last several years, the stock market has experienced a high level of price and volume volatility and market prices of many companies, particularly small and emerging growth companies, the common stock of which trade in the over-the-counter market, have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies.

         No Assurance of Continued NASDAQ Listing. Although the Company's Common Stock and Warrants are currently listed on the NASDAQ Small-Cap Market, the National Association of Securities Dealers, Inc. ("NASD") requires, for continued inclusion on the NASDAQ Small-Cap Market, that the Company must maintain $2,000,000 in net worth and that the bid price of the Company's Common Stock must be at least $1.00.

         There can be no assurance however that the Company's securities will remain listed on the NASDAQ Small-Cap Market. If the Company's securities were delisted from the NASDAQ Small-Cap Market, the Company's securities would trade in the unorganized interdealer over-the-counter market through the OTC Bulletin Board which provides significantly less liquidity than the NASDAQ Small-Cap Market. Securities which are not traded on the NASDAQ Small-Cap Market may be more difficult to sell and may be subject to more price volatility than NASDAQ listed securities.

         If the Company's Common Stock was delisted from NASDAQ, trades in such securities may then be subject to Rule 15g-9 under the Securities Exchange Act of 1934, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. Rule 15g-9, if applicable to sales of the Company's securities, may affect the ability of broker/dealers to sell the Company's securities and may also affect the ability of investors in this offering to sell such securities in the secondary market and otherwise affect the trading market in the Company's securities.

         The Securities and Exchange Commission has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules.

         Transactions with Affiliates. The Company has in the past entered into transactions and agreements with the Company's management and certain affiliated parties and the Company may in the future enter into other transactions and agreements incident to its business with certain of its affiliates. Although the Company intends that the terms of any such future transactions and agreements will be no less favorable than those which could be obtained from unaffiliated third parties, no assurances can be given that this will be the case. See "Management - Transactions with Former Management" and "Management - Transactions With Present Management".

         Options, Warrants and Convertible Securities. The Company has issued options, warrants and other convertible securities ("Derivative Securities") which allow the holders to acquire additional shares of the Company's Common Stock. In some cases the Company has agreed that, at its expense, it will make appropriate filings with the Securities and Exchange Commission so that the securities underlying certain Derivative Securities will be available for public sale. Such filings could result in substantial expense to the Company and could hinder future financings by the Company.

         For the terms of these Derivative Securities, the holders thereof will have an opportunity to profit from any increase in the market price of the Company's Common Stock without assuming the risks of ownership. Holders of such Derivative Securities may exercise and/or convert them at a time when the Company could obtain additional capital on terms more favorable than those provided by the Derivative Securities. The exercise or conversion of the Derivative Securities will dilute the voting interest of the owners of presently outstanding shares of the Company's Common Stock and may adversely affect the ability of the Company to obtain additional capital in the future. The sale of the shares of Common Stock issuable upon the exercise or conversion of the Derivative Securities could adversely affect the market price of the Company's stock. See "Dilution and Comparative Share Data".

         Shares Available for Resale. As of July 31, 1998, there were 9,417,957 shares of the Company's Common Stock issued and outstanding. Of this amount, approximately 4,200,000 shares (exclusive of the shares offered by this

Prospectus) are "restricted securities" as defined by Rule 144 of the Securities Act of 1933, as amended (the "Act").

         Rule 144 provides, in essence, that shareholders, after holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions an amount equal to the greater of l% of the Company's then outstanding Common Stock or the average weekly trading volume, if any, of the stock during the four calendar weeks preceding the sale. Non-affiliates of the Company who hold restricted securities for a period of two years may, under certain prescribed conditions, sell their securities without regard to any of the requirements of the Rule.

         Approximately 3,500,000 shares of restricted stock have satisfied the one year holding period required by Rule 144. The remaining shares of restricted stock will become available for resale pursuant to Rule 144 beginning in January 1999.

         No prediction can be made as to the effect, if any, that the sale of Common Stock (or the availability of such Common Stock for sale) by the holders of the Company's restricted stock will have on the market price of the Company's securities. Nevertheless, the possibility of a substantial number of shares of Common Stock being offered for sale in the public market may adversely affect prevailing market prices for the Common Stock and could impair investors' ability to sell the Company's Common Stock or the Company's ability to raise capital through the sale of its equity securities.

         Lack of Dividends. There can be no assurance that the operations of the Company will result in any revenues or will be profitable. At the present time, the Company intends to use available funds to finance any possible growth of the Company's business. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by the Company. The Company does not presently intend to pay dividends and there can be no assurance that dividends will ever be paid.

         Preferred Stock. The Company's Articles of Incorporation authorize the Company's Board of Directors to issue up to 1,000,000 shares of Preferred Stock. The provisions in the Company's Articles of Incorporation relating to the Preferred Stock would allow the Company's directors to issue Preferred Stock with multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make the removal of management difficult even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

                        DILUTION AND COMPARATIVE SHARE DATA

         As of July 31, 1998, the present shareholders of the Company owned 9,417,957 shares of the Company's Common Stock, which had a net tangible book value of approximately $0.18 per share. Upon completion of this Offering, and assuming all options and warrants are exercised, purchasers of the common stock offered by this Prospectus will own 4,105,938 shares or approximately 43% of the Company's Common Stock and the present shareholders of the Company will own 57% of the Company's Common Stock.

Shares presently outstanding (1)                        9,417,957

Shares offered by this prospectus
See "Selling Shareholders"                              4,105,938

Net tangible book value per share                          $0.18

Equity ownership by present shareholders
after this offering                                           57%

Equity ownership by investors in this Offering                43%

         The purchasers of the securities offered by this Prospectus will suffer an immediate dilution if the price paid for the securities offered is greater than the net tangible book value of the Company's Common Stock.

         "Net tangible book value" is the amount that results from subtracting the total liabilities and intangible assets of the Company from its total assets. "Dilution" is the difference between the offering price per share paid by investors in this offering and the net tangible book value of the Company's common stock.

    (1) As of July 31, 1998 the Company had 9,417,957 shares of Common Stock issued and outstanding. The following table reflects the shares of Common Stock which may be issued by the Company as the result of the sale of additional securities by the Company, the exercise of options and warrants issued, or to be issued, by the Company and the conversion of convertible securities issued by the Company.

                                                Number of             Note
                                                 Shares             Reference

         Shares Outstanding                     9,417,957

         Shares issuable upon exercise
          of warrants issued to sales agents
          and financial consultants               225,000               A

         Shares issuable upon conversion of notes
         and exercise of  warrants sold in
         private offering                         256,937               B

         Shares issuable upon exercise of options
         previously granted by Company          2,164,000               C

         Shares issuable upon conversion
         of Series A and Series B Preferred
         Stock                                     35,000               D

         Additional shares issuable in connection
         with the acquisition of One Medical
         Services, Inc.:                                                E
                 Warrant Shares                   187,500
                  Incentive Shares              1,485,000

TOTAL

A. In connection with prior private offerings of the Company's common stock, the Company paid Commissions to the sales agents for such offerings in the form of cash and warrants. The Company has also entered into a number of agreements with various financial consultants. Pursuant to the terms of these agreements, the Company has issued to the financial consultants shares of common stock, plus warrants to purchase additional shares of common stock. The warrants referred to above are exercisable at prices ranging between $2.00 and $7.00 per share and expire between 2001 and 2003.

B. Between February and December l997 the Company sold $1,017,500 of convertible notes (the "Notes"), together with warrants for the purchase of 97,562 shares of the Company's common stock. The Notes bear interest at 8% per annum and are presently due and payable. As of July 31, 1998 Notes in the principal amount of $762,500 (plus accrued interest) have been converted into 534,285 shares of the Company's common stock. The remaining Notes are collectively convertible into 159,375 shares of the Company's Common Stock at a conversion price of $1.60 per share. The Warrants are exercisable at any time prior to May 31, 2000 at prices ranging between $5.00 and $10.00 per share.

C.  See "Management - Stock Option and Bonus Plans".

D. See "Description of Securities".

E. Effective May 30, 1998 the Company acquired One Medical Services, Inc. in consideration for 142,349 shares of common stock and 187,500 warrants exercisable at $2.00 per share at any time prior to May 30, 2003. The Company has also agreed to issue to the former owners of One Medical up to 1,485,000 additional shares of common stock depending on the future operating of One Medical. The number of shares to be issued will be determined by dividing the quarterly net income of One Medical (for each fiscal quarterly beginning June 30, 1998 and ending June 30, 2001, by the average closing price of the Company's common stock for the five day trading period prior to the end of each quarter.

         The shares referred to in Notes A, and B, above are being offered for public sale by means of this propectus. See "Selling Shareholders". The shares issuable upon the exercise of options, and which are referred to in Note C, have been registered for public sale by means of a registration statement on Form S-8 which has been filed with the Securities and Exchange Commission

                       MARKET FOR THE COMPANY'S COMMON STOCK

         As of July 31, 1998, there were approximately 600 beneficial owners of the Company's Common Stock. The Company's Common Stock is traded on the National Association of Securities Dealers Automatic Quotation ("NASDAQ") System. Set forth below are the range of high and low bid quotations for the periods indicated as reported by NASDAQ. The market quotations reflect interdealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions. The Company's Common Stock began trading in February 1995. The market quotations have been adjusted to reflect a two for one forward stock split, which was effective in June 1995, a one-for ten reverse stock split which was effective in March 1996, and a one-for-four reverse stock split which was effective in February 1998.


      Quarter
      Ending                Common Stock
                            High      Low


       9/30/95             $95.00   $20.00
      12/31/95             $31.24   $ 7.48
       3/31/96             $18.72   $ 3.72
       6/30/96             $ 7.12   $ 4.00

       9/30/96             $ 5.36   $ 2.00
      12/3l/96             $ 4.48   $ 2.64
       3/31/97             $ 7.76   $ 3.44
       6/30/97             $11.24    $4.12

       9/30/97              $2.31    $1.25
      12/31/97              $5.00    $1.50
       3/31/98              $2.87    $1.09
       6/30/98              $2.75    $1.56

         Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. The Company has not paid any dividends on it's Common Stock and the Company does not have any current plans to pay any Common Stock dividends.

 The provisions in the Company's Articles of Incorporation relating to the Company's Preferred Stock would allow the Company's directors to issue Preferred Stock with rights to multiple votes per share and dividends rights which would have priority over any dividends paid with respect to the Company's Common Stock. The issuance of Preferred Stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

         The following selected financial data should be read in conjunction with the more detailed financial statements, related notes and other financial information included herein.

Statement of Operations Data:
                                                          Nine Months Ended
                                     Years Ended June 30,    March 3l,
                           1996                1997            1998
                      -----------------    ---------------  ----------

Revenues              $ 2,607,879        $4,730,112            654,885
Cost of Sales          (1,686,188)       (2,861,421)          (394,913)
Operating Expenses     (4,645,197)       (4,657,587)        (5,051,406)
                      -----------        -----------        -----------

Net (Loss)            $(3,723,506)      $(2,788,896)       $(4,791,434)
                      ============      ============       ============

Weighted Average
Number of Shares
Outstanding             2,384,055         6,667,291          2,808,899

Balance Sheet Data:
                                      June 30,                March 3l,
                                1996            1997             1998
                            ------------      ----------      --------

Current Assets            $ 1,983,252          $2,006,289    $2,282,224
Total Assets                3,312,372           5,544,173     5,192,486
Current Liabilities         2,343,308           3,630,430     2,952,684
Total Liabilities           2,404,534           3,716,349     3,020,369
Working Capital (Deficit)  (  360,056)         (1,624,141)     (670,460)
Shareholders' Equity          907,838           1,827,824     2,172,117

No Common Stock dividends have been declared by the Company since its inception.

Results of Operations
---------------------
         The following table shows the percentage of the Company's gross revenues by category for the periods indicated, as well as the anticipated revenue percentage from each category for the year ending June 30, 1998.

                                       Percent of Gross Revenues
                                                                  Year Ending
                                    Years Ending  Nine Months      June 30,
                                       June 30,     Ending           1999
                                  1996   l997  March 31, 1998    (Projected)(1)
                                  ----   ----  --------------     -------------
        Rental of cellular
        telephones directly
        from Company and
        from ACDC Units.          33%     19%       17%                  --

        Sale of ACDC units,
         and related
         equipment.               29%     25%       --                   --

        Fees paid by cellular
        telephone companies for
        activation of cellular
        telephones                32%     38%       46%                  --

        Sale of prepaid calling
        cards.                    --       5%       14%                  4%

        Sale of long distance
        telephone service.        --       1%       4%                   --

        Revenues from Link
        International             --      12%       8%                   50%

        Revenues from Moviebar    --      --        10%                  14%

         Revenues from One Medical
        Service                   --      --        --                   32%

        Miscellaneous Income               5%       --                   1%   --

(l) There can be no assurance that these percentages will not change significantly based upon events which may not be within the Company's control. Projected revenues for the year ending June 30, l999 constitute a forward-looking statement which is subject to risks and uncertainties which could cause actual results to differ materially from those projected. Factors that could cause or contribute to such differences include lack of adequate funding, loss of major customers and inability to meet sales projections. The Company undertakes no obligation to publicly release any revision to these forward-looking statements which may be made to reflect events or circumstances after the date of this report or to reflect the occurrence of unanticipated events.

        Prior to 1996 the Company operated ACDC units for its own account and also sold franchises which provided third parties the right to operate ACDC units at various franchised locations. The Company's first ACDC units became operational in September l993. In August 1995, the Company had 50 ACDC units in operation and the Company's franchisees (13 in total) had 28 ACDC's in operation. During 1995 the Company discontinued the sale of new franchises. At April 15, 1998, the Company was not operating any ACDC units and the Company's only remaining franchisee had four ACDC units in operation.

        In 1996 the Company introduced four programs in an effort to diversify and broaden the Company's product and service mix: (i) cellular telephone activations, (ii) sale of pre-paid calling cards, (iii) sale of long distance telephone service and (iv) rental of cellular telephones using overnight courier service. With the exception of the sale of pre-paid calling cards, these programs were discontinued in December 1997.

        Effective December 31, 1996, the Company acquired Link International Technologies, Inc. in consideration for the issuance of 168,539 shares of the Company's Common Stock. See Item 1 of this report and the discussion below of the Company's results of operations for the year ending June 30, 1997.

        Effective January 30, 1998 the Company issued 550,000 shares of its common stock to the shareholders of Moviebar, Incorporated and Vectorvision, Incorporated in consideration for the acquisition of a business known as "Movie Vision." Movie Vision rents videocassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 140 hotels in the United States. For financial statement purposes, the acquisition of Movie Vision was valued at $1,100,000.

        Effective May 30, 1998 the Company acquired One Medical Services, Inc. in consideration for 142,349 shares of common stock and 187,500 warrants exercisable at $2.00 per share at any time prior to May 30, 2003. Point-of-sale terminals developed by One Medical Service allow pharmacies and their customers to communicate with medical vendors and suppliers and directly order home medical equipment. Additional services offered through the terminal include check guarantee and verification, activation of prepaid phone cards and cellular time, frequent buyer programs and verification of Medi-Cal benefits for California residents. The Company has also agreed to issue to the former owners of One Medical up to 1,485,000 additional shares of common stock depending on the future operating results of One Medical. The number of shares to be issued will be determined by dividing the quarterly net income of One Medical (for each fiscal quarterly beginning June 30, 1998 and ending June 30, 2001, by the average closing price of the Company's common stock for the five day trading period prior to the end of each quarter.

Nine Months  Ending March 31, 1998
----------------------------------

     During the nine months ending March 31, 1998 the Company's revenues declined as a result of the suspension of the Company's ACDC program and the termination of the following programs which were first introduced in 1996: (i) cellular telephone activations, (ii) sale of long distance telephone service and
(iii) rental of cellular telephones using overnight courier service.

      General and Administrative expenses as well as Selling and Marketing expanses increased due to the acquisition of Link and Movie Vision, the lease of the Company's production facility in Tampa and changes in the management of the Company.

      The following factors also contributed to the Company's loss during the nine months ending March 31, 1998:

      A. An expense of $1,007,874 as the result of issuing shares of stock, options and warrants for services rendered.

      B. In February 1998, the Company settled a lawsuit filed by a former Master Licensee of ACDC units resulting in a special charge of $424,300. The terms of the settlement require the Company to pay $115,000 over 21 months and issue 300,000 shares of common stock to the former master licensee.

      C. In March 1997, the Company entered into a License Agreement with Cancall Cellular Communications, Inc. ("Cancall") whereby the Company provided Cancall with a license to operate and/or distribute the Company's ACDC units, prepaid calling card machines and point-of-sale terminals. The Licensing Agreement also required Cancall to purchase a certain number of ACDC units and point-of-sale terminals from the Company. Between March and September 1997, the Company sold 30 ACDC units to Cancall for $705,000. In payment of the $500,000 licensing fee and the 30 ACDC units, Cancall issued 1,807,800 shares of it's Class B Preferred Stock to the Company. As of September 30,1997 the Company had valued the Cancall Preferred Stock at $1,310,000. Subsequent to September 30, 1997 the Company and Cancall ( i ) agreed to rescind the licensing agreement and the sale of the ACDC units (ii) the equipment previously sold to Cancall were returned to the Company and (iii) the profit previously recognized by the Company on these transactions ($764,000) was reversed.

      D. Between June through September 1996 the Company sold 30 ACDC units to a master licensee in California resulting in gross revenues of $664,000. The Company has not received payment for the units and a loss provision of $169,000 (the profit for the units sold) was recorded for uncollected receivables.

Year Ending June 30, l997
--------------------------

        Revenues during the year ending June 30, 1997 increased from the comparable period in 1996 due to the expansion of four programs which were introduced in 1996 in an effort to diversify and broaden the Company's product and service mix. These programs were (i) cellular telephone activations, (ii) sale of pre-paid calling cards, (iii) sale of long distance telephone service and (iv) rental of cellular telephones using overnight courier service.

        Revenues also increased as the result of a one-time licensing fee ($500,000) received pursuant to a License Agreement between the Company and Cancall Cellular Communications, Inc. (Cancall).

        The activation program of cellular telephones for members of the Florida, Louisiana, and Mississippi AAA clubs began in January 1996. This program allows a AAA member to receive a free cellular telephone if the member agrees to a one year cellular telephone service contract. The Company receives a commission for each activation.

        Revenues from the rental of cellular telephones through ACDC units decreased during the year ending June 30,1997 as the Company closed certain ACDC locations that were not profitable.

        As an alternative to selling ACDC units to franchisees the Company entered into various master licensing arrangements with third parties. These arrangements normally involve the single sale of 10 or more ACDC units for (i) a large location (such as an airport), (ii) part or all of a foreign country, or
(iii) a specific region in the United States. As of June 30, 1997 the Company had sold 30 ACDC units to third parties under master licensing arrangements, resulting in gross revenues of approximately $664,000, and had sold 10 ACDC units to a corporation affiliated with certain officers and directors of the Company for $150,000. Although all of these sales occurred prior to December 31, 1996, as a result of credit terms extended by the Company approximately $793,000 was still owed to the Company as of June 30, 1997 for these equipment sales. The Company has not received payment for the units and subsequent to June 30, 1997 a loss provision of $169,000 (the profit for the units sold) was recorded for uncollected receivables.

        Effective December 31, 1997 the Company acquired all the issued and outstanding shares of Link International, Inc. ("Link"). Link manufactures and distributes machines which dispense prepaid calling cards and terminals which are used by merchants to perform a variety of transactions, including accepting credit cards and bank debit cards in payment for sales of merchandise and services. The terminals manufactured by Link are sometimes referred to as "POS terminals". As a result of this acquisition, Link's revenue and expenses have been consolidated with those of the Company for the six months ending June 30, 1997. During this six month period, Link's revenues from sales of equipment, prepaid calling cards and technical service were approximately $60,000, which amount excludes revenues attributable to the Licensing Agreement between the Company and Cancall. During the six month period ending June 30, 1997 Link's cost of sales accounted for 0.4% of the Company's consolidated cost of sales and Link's other expenses accounted for approximately 9% of the Company's Consolidated Operating Expenses.

     In March 1997 the Company entered into a License agreement with Cancall whereby the Company provided Cancall with a license to operate and/or distribute the Company's ACDC units, as well as Link's prepaid calling card machines and POS terminals (collectively the "Products"). In consideration for the rights granted pursuant to the Licensing Agreement, Cancall agreed to pay the Company $500,000 in shares of Cancall's Class B Preferred stock. The Licensing Agreement also required Cancall to purchase a certain number of ACDC units and POS terminals from the Company. During the year ending June 30, 1997 the Company sold thirty ACDC units to Cancall for $705,000. In payment of the $500,000 licensing fee and the thirty ACDC units, Cancall issued 1,807,800 shares of it's Class B Preferred Stock to the Company. Subsequent to June 30, 1997 the Company and Cancall (i) agreed to rescind the licensing agreement and the sale of the ACDC units (ii) the equipment previously sold to Cancall were returned to the Company and (iii) the profit previously recognized by the Company on these transactions ($764,000) was reversed.

        Income from franchise operations is no longer significant since the Company discontinued its franchise operations during 1995.

        The increase in Cost of Sales during the year period ending June 30, 1997 reflects the acquisition of Link, the expansion of the Company's cellular telephone rental, cellular telephone activation, prepaid calling cards and long distance telephone programs.

Year Ending June 30, 1996
-------------------------

        Revenues increased from the comparable period in 1995 year due to the introduction of four new programs in an effort to diversify and broaden the Company's product and service mix. These programs were (i) cellular telephone activations, (ii) sale of pre-paid calling cards, (iii) sale of long distance telephone service and (iv) rental of cellular telephones using overnight courier service.

        The activation program of cellular telephones for members of the Florida, Louisiana, and Mississippi AAA clubs began in January 1996. The program allows a AAA member to receive a free cellular telephone if the member agrees to a one year cellular telephone service contract. The Company receives a commission for each activation. During the year ending June 30, 1996, the Company activated over 2,600 cellular telephones and anticipates broadening this service to other AAA clubs.

        Franchise royalties declined as franchises were reacquired by the Company. Income from equipment sales declined as the Company reserved prime ACDC locations for its own use.

        Cost of sales for fiscal l996 largely reflects the expansion of the Company's rental operations, the newly instituted cellular telephone activation program and costs of technology development and sales. Due to significant demand at certain Alamo Car Rental locations, Company personnel rent cellular telephones directly to customers. This contrasts with the comparable period in 1995 when cost of sales consisted primarily of expenses associated with the sale of ACDC units and a more limited telephone rental program.

      The higher selling and general and administrative expenses for fiscal 1996 were due to the Company's new programs and additional personnel needed for these programs.

        Interest expense declined as funds provided by the Company's public offering in February 1995 were used to repay outstanding debt.

Liquidity and Sources of Capital
--------------------------------

        During the year ending June 30, 1997 the Company's operations used approximately $1,853,000 of cash. The licensing fee from Cancall. ($500,000) and the sale of thirty ACDC units to Cancall ($705,000) did not generate cash since Cancall paid the licensing fee and the cost of the ACDC units with non-tradable shares of Cancall's preferred stock. In addition, due to credit terms extended by the Company, approximately $793,000 was still owed to the Company for equipment sales made by the Company prior to December 31, 1996.

        During the nine months ending March 31, 1998 the Company's operations used approximately $3,500,000 of cash.

        In order to fund its operating losses, the Company sold shares of its common stock in private placements and borrowed funds from private lenders.

        The Company's scrip terminals are either sold directly to merchants or to a leasing Company which leases the terminals back to the Company. The leased scrip terminals are placed with a merchant free of charge. The Company receives a fee for each transaction processed by the scrip terminal. The Company uses a portion of these fees to pay the monthly charges for the leased terminals. The funds received from the sale of the terminals to merchants or the leasing company are a source of cash to the Company. Other than the foregoing, the Company does not have any available credit, bank financing or other external sources of liquidity. Due to historical operating losses, the Company's operations have not been a source of liquidity. In order to obtain capital, the Company may need to sell additional shares of its common stock or borrow funds from private lenders. During the next twelve months the Company will need capital to fund its operations, repay outstanding debt and fund receivables and inventory balances.

        Although there can be no assurance in this regard, the Company expects that by February 1999 cash generated by operations and the sale of the Company's point-of-sale and scrip terminals will satisfy the Company's cash requirements. During the twelve months ending June 30, 1999 the Company's anticipated capital requirements are $700,000 for inventory, and $150,000 for equipment and fixed assests.

        The Company may suffer future losses, in which case the Company will need to obtain additional sources of capital in order to continue operations. There can be no assurance, however, that the Company will be successful in obtaining additional funding.

                                     BUSINESS

        SIMS Communications, Inc. (the "Company") was incorporated in Delaware on August 15, 1991 to design and market a computerized system which provides unattended rental of cellular telephones through a stand-alone dispensing station. The Company's system, known as an Automated Communications Distribution Center ("ACDC"), was designed to serve the needs of traveling sales people, convention and seminar participants, and anyone else who is temporarily away from normal communications facilities and needs to maintain contact with an office or home while traveling. An ACDC unit is capable of dispensing from 1 to 12 cellular phones on an automated basis. The system uses electronic funds transfer and accepts American Express, Visa, MasterCard, Discover and Diner's Club credit cards for payment in advance by the customer.

        Prior to 1996 the Company operated ACDC units for its own account and also sold franchises which provided third parties the right to operate ACDC units at various franchised ions.

        The Company's first ACDC units became operational in September l993. In August l995, the Company had 50 ACDC units in operation and the Company's franchisees (13 in total) had 28 ACDC's in operation. During 1995 the Company discontinued the sale of new franchises. At April 15, 1998, the Company was not operating any ACDC units and the Company's only remaining franchisee had four ACDC units in operation.

        In 1996 the Company introduced four programs in an effort to diversify and broaden the Company's product and service mix: (i) cellular telephone activations, (ii) sale of pre-paid calling cards, (iii) sale of long distance telephone service and (iv) rental of cellular telephones using overnight courier service. With the exception of the sale of pre-paid calling cards, these four programs were discontinued in December 1997.

        Effective December 31, 1996 the Company acquired all the issued and outstanding shares of Link International, Inc. ("Link"). Link manufactures and distributes machines which dispense prepaid calling cards and terminals which are used by merchants to perform a variety of transactions, including accepting credit cards and bank debit cards in payment for sales of merchandise and services. Unless otherwise indicted, all references to the Company's business and operations included the business and operations of Link.

        Effective January 30, 1998 the Company issued 550,000 shares of its common stock to the shareholders of Moviebar, Incorporated and Vectorvision, Incorporated in consideration for the acquisition of a business known as "Movie Vision." Movie Vision rents videocassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 140 hotels in the United States.

         Effective May 30, 1998 the Company acquired One Medical Service Inc. The One Medical Service technology is used in the pharmaceutical market and allows the pharmacy and its customers to communicate with medical vendors and suppliers and directly order home medical equipment through a proprietary point-of-sale terminal.

     All historical share data in this prospectus have been adjusted to reflect the following stock splits relating to the Company's common stock: June 1995:
2-for-1 forward split,  February 1996:  1-for-10  reverse split,  February 1998:
1-for-4 reverse split.

        The Company's executive offices are located at 17821 Skypark Circle, Suite G, Irvine, California 92614. The Company's telephone number is (714) 724-9094.

Link International Technologies, Inc.

        Effective December 31, 1996, the Company acquired Link International Technologies, Inc. ("Link") in consideration for the issuance of 168,539 shares of the Company's Common Stock. For financial statement purposes the acquisition was accounted for under the purchase method and the assets acquired from Link (net of liabilities) were valued by the Company at approximately $600,000.

        Link has developed a series of state-of-the art pre-paid long distance telephone card dispensing machines which allow for payment with bank debit cards, credit cards or cash.

        Link has developed and patented certain technologies which provide unique features for its phone card vending machines. The first and most important feature is that LINK's machine is the only vending machine in the market which can individually activate prepaid phone cards (or other "value stored" cards, including chip-embedded "smart" cards) at the point of sale. All prepaid phone cards stored in LINK's machines are "dead" (i.e. "inactive") until each one is individually activated once cash is received or a customer's credit or debit card has been accepted by the machine and successfully processed. This patented device, using a proprietary bar code technology, eliminates the risk of fraud or theft as well as the need for large capital investment which is required by other machines that dispense only pre-activated (or "live") cards. The machines can be operated either by direct telephone line or wireless technology, at the option of the customer. Second, although LINK's machines accept cash and credit cards, Link's machines are the only vending devices that requires the customer to use personal identification number when purchasing prepaid phones cards with a bank debit card. This particular feature serves to eliminate the expense (ie. "charge backs") to the merchant for mistakenly accepting fraudulent or stolen credit cards.

         Link has designed two versions of its prepaid telephone card machine. Its first product (introduced in 1995) is a full sized stand-alone vending machine which is used in locations where size is not important and where the machine's lighted billboard signage is desired for advertising. Typical locations include check cashing locations, office product stores, motels, airports, universities, and other high traffic locations. This machine, with six vending slots and a thermal graphic printer, offers other sales opportunities to the merchant such as recharging cellular phone time, dispensing promotional coupons, dispensing prepaid gas cards for service station chains, and selling and dispensing tickets for concerts, sporting events, lotteries, ski lifts, and the like. Although capable of dispensing a variety of products, Link has decided to concentrate heavily on the market for prepaid telephone cards and plans to install this machine at large regional accounts and chains.

    All major hardware is subcontracted and virtually snaps into place allowing this miniature dispensing machine to be moved and installed in under 30 minutes by one individual. The location for the machine needs only electrical power and a telephone line. The machine requires very little maintenance and can be connected to an on-line computer in order to monitor sales, cash on hand and inventory requirements.

         Link's phone card machines can also be used to dispense other items such as:

    - pre-paid gasoline cards
    - smart chip cards
    - coupons
    - stamps
    - sporting, theatrical and other event tickets

         Link has also developed a counter top Point-of-Sale ("POS") transaction terminal, primarily for use in the sale of goods and services. This terminal, which accepts bank debit cards as well as major credit cards includes the capability of pre-paid long distance phone card activation, customer frequency programs, check guarantee and pre-paid cellular time activation. The POS transaction terminal uses the same technology and host reporting as Link's phone card dispensing machines. The Company markets its POS terminals to smaller stores, most of which do not have point-of-sale debit card capability. The Company began marketing Link's POS transaction terminals in August 1997.

            Link also markets its proprietary scrip terminals which provide the same benefits as cash dispensing ATM machines without the prohibitive costs to the merchant. A customer using a bank debit card inserts the card into the terminal and selects a dollar denomination ($5, $10, $20, etc.). The scrip terminal dispenses a receipt to the customer which can be used to pay for merchandise and/or services. The customer receives cash for any difference between the dollar denomination of the scrip and the amount of the purchase. Once the transaction is processed, funds are electronically transferred to the merchant's bank account from the customer's bank account within 48 hours.

            Scrip terminals appeal to fast food restaurants, convenience stores, bars, pharmacies, arcades and other outlets where cash is needed for products or services. While occupying little store space, scrip terminals increase sales by giving customers purchasing power, thereby, generating impulse buying and larger purchases. Similarly, consumers find scrip terminals beneficial due the their convenience and the fact that they provide a safe alternative to isolated ATM's. The Company receives a transaction fee (charged to the customer rather than the retailer) for each transaction processed by the scrip terminal. Movie Vision

       Effective January 30, 1998 the Company issued 550,000 shares of its common stock to the shareholders of Moviebar, Incorporated and Vectorvision, Incorporated in consideration for the acquisition of a business known as "Movie Vision." Movie Vision rents video cassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 140 hotels in the United States.

One-Medical

         One Medical Service, Inc. was acquired by the Company effective May 30, 1998. The One Medical Service technology is used in the pharmaceutical market and allows the pharmacy and its customers to communicate with medical vendors and suppliers and directly order medical products through a proprietary terminal. Additional services offered through the terminal include check guarantee and verification, point of sale activation of prepaid phone card and cellular time, frequent buyer programs and Medi-Cal verification in California.

Research and Development

         During the years ending June 30, 1995, 1996 and l997, the Company spent approximately $89,000, $134,000 and $35,000, respectively, on research and development. Research and development expenditures pertained to the design, development and testing of enhancements to Link's Point-Of-Sale transaction terminals as well as other on-line transaction terminals as well as other on-line transaction terminals.

Franchise Operations

         Prior to 1996 the Company operated ACDC units for its own account and also sold franchises which provided third parties the right to operate ACDC units at various franchised locations.

         During 1995 the Company discontinued the sale of new franchises. As of April 15, 1998 only one Company franchisee was operating ACDC units. Instafone of California, one of the Company's former franchisees, had previously paid the Company $1,000,000 for deposits of ACDC units and franchises. Instafone of California is no longer in the business of renting cellular telephones and has advised the Company that it wants a refund of the deposits paid to the Company. The Company is attempting to negotiate a settlement with Instafone of California concerning this matter. The amounts received by the Company for equipment and franchise deposits as of June 30, 1997 represented 90% of the total amounts recorded by the Company as a liability for franchise and customer deposits on such date. See "Litigation"

Competition

         The Company competes with numerous other companies which are engaged in the Company's lines of business. Many of these competitors have greater financial and marketing resources than those of the Company.

Employees and Offices

         As of July 15, 1998, the Company employed 33 persons on a full-time basis. Fifteen employees serve in management or administrative capacities, and the remainder are hourly workers in the Company's operations. None of the Company's employees are covered by a collective bargaining agreement. The Company has never experienced an organized work stoppage, strike or labor dispute. Management considers the Company's relations with its employees to be good.

         The Company leases a 7,000 square foot production and office facility in Tampa, Florida at an annual rent of $35,000. The lease on this facility expires in June 2002. The Company's executive offices are located in Irvine, California and consist of 1600 square feet of space which are leased at an annual rent of $18,000. This lease on the space expires in June 1999. The Company's offices in Florida consist of 1,400 square feet of space and are leased for $15,000 per year pursuant to a lease which expires in December 2001.

                                    MANAGEMENT

         The Company's present officers and directors are as follows:

Name                      Age                  Position
----                      ---                  --------
Mark Bennett              39                  President and a Director
Michael Malet             50                  Vice President and a Director
Bruce S. Schames          51                  Chief  Financial  and   Accounting
                                              Officer
David Markowski           37                  Vice President of Finance
Marvin Berger             54                  Executive  Vice President of Sales
                                              and Marketing
Chet Howard               54                  Director
George Pursglove          46                  Director

         Each director holds office until his successor is duly elected by the stockholders. Executive officers serve at the pleasure of the Board of Directors.

         The following sets forth certain information concerning the past and present principal occupations of the Company's officers and directors.

         Mark Bennett has been the Company's President since November 1997 and has been a Director of the Company since September 1997. Mr. Bennett has been the President, Chief Executive Officer and a Director of Link International Technologies, Inc., a subsidiary of the Company, since January 1996. Since April 1995 Mr. Bennett has also been the President of New View Technologies, a wholly owned subsidiary of Link. From 1985 to 1987 Mr. Bennett was the General Manager for MovieBar, a video vending company servicing the hotel and hospitality industry, with installations in over 35,000 hotel rooms worldwide. In 1987 Mr. Bennett became Vice President of International Operations and General Manager of MovieBar and was subsequently named as President of MovieBar Company USA. In December 1995 Mr. Bennett resigned his position with MovieBar to co-found Link.

         Michael Malet has been the Company's Vice President since November 1997 and has been a director of the Company since September 1997. Mr. Malet has been the President of New View Technologies, Inc., a wholly owned subsidiary of Link International Technologies, Inc., since July 1995. From 1986 to 1987 Mr. Malet was the President of Vending Control Systems, a manufacturer of video vending machines. Mr. Malet was a Sales Manager (1987-1990) and later President
(1991-1995) of Keyosk Corporation, a Company involved on the development and sale of intelligent on-line vending machines, including the Company's ACDC Units.

     Bruce S. Schames has been the Company's Controller since December, 1993. In April 1997 Mr. Schames became the Company's Chief Financial Officer. From 1991 to 1993 Mr. Schames was self-employed as a Certified Public Accountant. Between 1983 and 1991, Mr. Schames was employed as Manager of Financial Reporting for the Dole Fresh Fruit Company.

         David Markowski joined the Company as Vice President of Finance in January 1998. Since 1991 he has served as a business consultant to various small private and public companies seeking assistance in all aspects of growth.

     Marvin S. Berger joined the Company as Vice President of Sales and Marketing in April 1998. Prior to his joining the Company Mr. Berger was Vice President of Sales and Special Accounts with SmarTalk Telecommunications, Inc. a company at which his involvement began during the founding stages. Mr. Berger has held marketing and management positions at IBM, Data General Corporation and Visage Corporation.

         Chet Howard has been a director of the Company since September 1997. Since 1992 Mr. Howard has been a principal of Consolidated Business Group, a company providing financial consulting services for development stage business. From 1988 to 1992 Mr. Howard was Executive Vice President and Chief Financial Officer of HQ Office Supplies, Inc.

         George Pursglove has been a Director of the Company since September 1997. Since November 1995 Mr. Pursglove has been a principal of Consolidated Business Group, a company providing financial consulting services to development stage businesses. Between March 1993 and November 1995 Mr. Pursglove was a Senior Divisional Merchandise Manager, and later Director of Merchandising for Office Depot. Between April 1992 and March 1993 Mr. Pursglove was Divisional Merchandise Manager for the Price Company, a retailer of home improvement goods.

     All of the Company's officers devote substantially all of their time on the Company's business. Mr., Howard, Mr. Pursglove and Ms. Eldridge, as directors, devote only a minimal amount of time to the Company.

Change in Management

         In November 1997 Melvin Leiner, Darren Marks, James Caprio and Donald Marks resigned as officers and directors of the Company. David Barnhill also resigned as a director in November 1997. In November 1997 Mark Bennett was appointed President and Michael Malet was appointed Executive Vice President of the Company. Bruce Schames continued as an officer of the Company. Mark Bennett, Michael Malet, Chet Howard and George Pursglove remained directors of the Company.

Executive Compensation

         The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of the Company and (ii) by each other executive officer of the Company who received in excess of $100,000 during the fiscal year ended June 30, 1998.

                                               Other                 Re-
                                               Annual                stricted
                                               Compen-     Stock     Options
Name and        Fiscal   Salary     Bonus      sation      Awards    Granted
Principal
Position         Year       (1)       (2)         (3)         (4)         (5)

Mark Bennett     1998   $111,350      --       $8,400     93,750    560,500
President and
Chief Executive
Officer

Michael Malet    1998   $100,923      --       $8,400     81,250    457,000
Vice President

(1) The dollar value of base salary (cash and non-cash) received.

(2) The dollar value of bonus (cash and non-cash)  received.

(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property. Amounts in the table represents automobile allowances.

(4) During the year ending June 30, 1998, the shares of the Company's common stock issued as compensation for services.

         The table  below  shows the  number of shares of the  Company's  Common
Stock owned by the officers listed above, and the value of such shares as of June 30, 1998.

    Name                          Shares                    Value
    ----                          ------                    -----
Mark Bennett                      224,900                   $393,575
Michael Malet                     157,802                   $276,154

(5) The shares of Common Stock to be received upon the exercise of all stock options granted during the. year ending June 30, 1998.

Options Granted During Fiscal Year Ending June 30, l998
-------------------------------------------------------
The following tables set forth information concerning the options granted, during the fiscal year ended June 30, 1998, to the persons named below, and the fiscal year-end value of all unexercised options (regardless of when granted) held by these persons.

                                                               Potential
                                                           Realizable Value at
                        % of Total                         Assumed Annual Rates
                          Options                            of Stock Price
                        Granted to   Exercise               Appreciation for
              Options   Employees in Price Per  Expiration    Option Term (1)
 Name       Granted (#) Fiscal Year  Share         Date       5%         10%
------      ----------- -----------  ---------  ---------- --------   ------

Mark Bennett    560,500     38.5%     $1.50       5/29/03 $233,168    $513,978
Michael Malet   457,000     31.4%     $1.50       5/29/03 $190,112    $419,069

David Markowski 439,000     30.2%     $1.50       5/29/03 $182,624    $402,563

 (1) The potential realizable value of the options shown in the table assuming the market price of the Company's Common Stock appreciates in value from the date of the grant to the end of the option term at 5% or 10%.

Long Term Incentive Plans - Awards in Last Fiscal Year

         None.

Employee Pension, Profit Sharing or Other Retirement Plans

         Except as provided in the Company's employment agreements with its executive officers, the Company does not have a defined benefit, pension plan, profit sharing or other retirement plan, although the Company may adopt one or more of such plans in the future.

Compensation of Directors

         Standard Arrangements. At present the Company does not pay its directors for attending meetings of the Board of Directors, although the Company expects to adopt a director compensation policy in the future. The Company has no standard arrangement pursuant to which directors of the Company are compensated for any services provided as a director or for committee participation or special assignments.

         Other Arrangements. During the year ending June 30, 1998 the Company issued shares of common stock and options to the following directors in consideration of services rendered to the Company:

                              Shares
                              Issuable upon     Option            Option
                   Shares     exercise of       Exercise          Expiration
Name               Issued     Options           Price             Date

Chet Howard       25,000      $50,000           $1.50            5/29/03

George Pursglove  37,500      $50,000           $1.50            5/29/03

         Except as disclosed elsewhere in this prospectust no director of the Company received any form of compensation from the Company during the year ended June 30, 1998.

         See " Stock Option and Bonus Plans" below for information concerning stock options and stock bonuses granted to the Company's former and present officers.

Stock Option and Bonus Plans

         The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows. In some cases these three Plans are collectively referred to as the "Plans".

Incentive Stock Option Plan.

         The Incentive Stock Option Plan authorizes the issuance of options to purchase up to 1,250,000 shares of the Company's Common Stock, less the number of shares already optioned under both this Plan and the Non-Qualified Stock Option Plan. The Incentive Stock Option Plan became effective on April 15, 1993 and will remain in effect until April 15, 2001 unless terminated earlier by action of the Board. Only officers, directors and key employees of the Company may be granted options pursuant to the Incentive Stock Option Plan.

          In order to qualify for incentive stock option treatment under the Internal Revenue Code, the following requirements must be complied with:

         1. Options granted pursuant to the Plan must be exercised no later than:

         (a) The expiration of thirty (30) days after the date on which an option holder's employment by the Company is terminated.

         (b) The expiration of one year after the date on which an option holder's employment by the Company is terminated, if such termination is due to the Employee's disability or death.

         2. In the event of an option holder's death while in the employ of the Company, his legatees or distributees may exercise (prior to the option's expiration) the option as to any of the shares not previously exercised.

         3. The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

         4. Options may not be exercised until one year following the date of grant. Options granted to an employee then owning more than 10% of the Common Stock of the Company may not be exercisable by its terms after five years from the date of grant.

         5. The purchase price per share of Common Stock purchasable under an option is determined by the Committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning the Company's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan.

         The Non-Qualified Stock Option Plan authorizes the issuance of options to purchase up to 3,00,000 shares of the Company's Common Stock less the number of shares already optioned under both this Plan and the Incentive Stock Option Plan. The Non-Qualified Stock Option Plan became effective on April 15, 1993 and will remain in effect until April 15, 2001 unless terminated earlier by the Board of Directors. The Company's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

         Options granted pursuant to the Plan not previously exercised terminate upon the first to occur of the following dates:

         (a) The expiration of one year after the date on which an option holder's employment by the Company is terminated (whether termination is by the Company, disability or death); or

         (b) The expiration of the option which occurs five (5) years from the date the option was granted.

         In the event of an option holder's death while in the employ of the Company, his legatees or distributees may exercise the option as to any of the shares not previously exercised prior to the option's expiration.

Stock Bonus Plan.

         Up to 750,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in
connection   with  the  offer  or  sale  of  securities  in  a   capital-raising
transaction.

Other Information Regarding the Plans.

         The Plans are administered by the Company's Board of Directors. The Board of Directors has the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

         In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of the Company or the period of time a non-employee must provide services to the Company. At the time an employee ceases working for the Company (or at the time a non-employee ceases to perform services for the Company), any shares or options not fully vested will be forfeited and cancelled. In the discretion of the Board of Directors payment for the shares of Common Stock underlying options may be paid through the delivery of shares of the Company's Common Stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of Common Stock may also be permitted at the discretion of the Board of Directors.

         Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

         The Board of Directors of the Company may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner it deems appropriate, provided that such amendment, termination or suspension cannot adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not, without shareholder approval: make any amendment which would materially modify the eligibility requirements for the Plans; increase or decrease the total number of shares of Common Stock which may be issued pursuant to the Plans except in the case of a reclassification of the Company's capital stock or a consolidation or merger of the Company; reduce the minimum option price per share; extend the period for granting options; or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

         Any options granted under the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan must be granted before April 15, 2001. Any shares granted pursuant to the Stock Bonus Plan must be issued prior to April 15, 2001. The Plans are not qualified under Section 401(a) of the Internal Revenue Code, nor are they subject to any provisions of the Employee Retirement Income Security Act of 1974.

Summary.

         The following sets forth certain information as of July 31, 1998, concerning the stock options and stock bonuses granted by the Company. Each option represents the right to purchase one share of the Company's Common Stock.

                                Total        Shares                  Remaining
                                Shares    Reserved for    Shares      Options/
                               Reserved   Outstanding    Issued As    Shares
Name of Plan                  Under Plan    Options     Stock Bonus  Under Plan

Incentive Stock Option Plan   1,250,000     297,500           N/A     952,500
Non-Qualified Stock Option
  Plan                        3,000,000   1,866,500           N/A   1,113,500
Stock Bonus Plan                750,000         N/A       749,625         375

Stock Bonuses
-------------
         Between May 1996 and June l998 the Company, in accordance with the terms of its Stock Bonus Plan, issued shares of Common Stock to certain Company officers, employees and consultants. The following persons (including former officers and directors) received shares of the Company's common stock as stock bonuses:

                                Shares Issued as Stock Bonus
    Name                   1996           1997            1998
    ----                   ----           ----            ----

Melvin Leiner *          62,500        12,500
Darren Marks *           62,500        12,500
James J. Caprio *        62,500
Donald Marks *           62,500
Bruce Schames            18,750
Mark Bennett                                           18,750
Michael Malet                           5,000          16,250
Chet Howard                                             6,250
George Pursglove                                       12,500
Other employees and
consultants as a group   192,500       86,875         117,500
                         -------       ------         -------

                         461,250      116,875         171,500
                         =======      =======         =======

* Former Officer and Director

Transactions with Former Management.

     Melvin Leiner, Donald Marks, James Caprio and Darren Marks were officers and directors of the Company between August 1991 and November 1997. See "Change in Management" above.

         In December 1995 the Company issued 10,945 shares of its Common Stock to Melvin Leiner, Donald Marks, James Caprio and Darren Marks (43,778 shares in total) as repayment of loans, each in the amount of $90,500, made by such persons to the Company.

         In March 1996 the Company issued 6,250 shares of its Series B Preferred Stock to Melvin Leiner, Donald Marks, James Caprio and Darren Marks (25,000 shares in total) as repayment of loans, each in the amount of $25,000, made by such persons to the Company.

         In June 1996 the Company issued 62,500 shares of its Common Stock to Melvin Leiner, Donald Marks, James Caprio and Darren Marks (250,000 shares in total) as repayment of loans, each in the amount of $125,000, made by such persons to the Company.

     In June 1996 the Company issued shares of its Common Stock to the following former officers and directors in repayment of loans made by such persons to the
Company:  Melvin Leiner:  25,922 shares in repayment of loan of $51,843;  Donald
Marks: 28,588 shares in repayment of loan of $57,175; James Caprio: 28,616 shares in repayment of loan of $57,232; and Darren Marks: 21,860 shares in repayment of loan of $43,720.
         In September 1996, the Company acquired a 10% interest in Smartphone, Inc. (a corporation that sells a debit cellular telephone) from Melvin Leiner, Donald Marks, James Caprio and Darren Marks in consideration for 100,000 shares of the Company's common stock. The Company's investment in Smartphone was recorded at $200,000, which was the original cost of the former officers' and directors' investment in Smartphone.

         During the year ended June 30, 1996, the Company sold five ACDC units and related technology to Lonestar, Inc., a corporation owned by Melvin Leiner, Darren Marks, James Caprio and Donald Marks for $350,000. The sales price for these units was paid by offsetting advances of $350,000 which had previously been made to the Company by such officers. In December l996 the Company sold ten additional ACDC units to Lonestar for $l50,000. Lonestar made an initial payment of $15,000 for these ACDC units and has a balance of $123, 859 owing to the Company.

Transactions  with  Present  Management

     Effective January 30, 1998 the Company issued 550,000 shares of its common stock to the shareholders of Moviebar, Incorporated and Vectorvision, Incorporated in consideration for the acquisition of a business known as "Movie Vision." Movie Vision rents video cassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has video cassette dispensing machines in approximately 140 hotels in the United States. For financial statement purposes, the acquisition of Movie Vision was valued at $1,100,000. Mark Bennett, the President and a director of the Company, was shareholder of both Moviebar, Incorporated and Vectorvision, Incorporated and received 55,000 shares of the Company's common stock in connection with this transaction.

         See "Stock Option and Bonus Plans" above for information concerning stock options and stock bonuses granted to the Company's present officers and directors.

                              PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of July 31, 1998, information with respect to the only persons owning beneficially 5% or more of the outstanding Common Stock and the number and percentage of outstanding shares owned by each director and officer and by the officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of Common Stock.

                                       Number of             Percent of
Name and Address                         Shares  (1)          Class    (2)
----------------                       ---------              -----------

Mark Bennett
17821 Skypark Circle, Unit G-H
Irvine, CA 92614                       224,900                      3%

Michael Malet
17821 Skypark Circle, Unit G-H
Irvine, CA 92614                       157,802

Bruce S. Schames                         1,000                       2%
4551 North Dixie Highway
Boca Raton, FL 33431

David Markowski
17821 Skypark Circle, Unit G-H
Irvine, CA  92614                       25,000                        *

Marvin Berger
17821 Skypark Circle, Unit G-H
Irvine, CA  92614                       80,000                       1%

Chet Howard
1805 Apricot Glen Drive
Austin, TX  78746                       25,000                       *

George Pursglove
9380 N.W. 39 Court
Coral Springs, FL 33065                 27,500                       *

Officers and Directors as a
Group (7 persons)                      541,202                       7.2%

*  Less than 1%

(2) Excludes shares issuable prior to September 30, 1998 upon the exercise of options or warrants granted to the following persons:

Name                         Options exercisable prior to September 30, 1998
----                         -----------------------------------------------

Mark Bennett                      560,500
Michael Malet                     457,000
Bruce Schames                          --
David Markowski                   439,000
Chet Howard                        50,000
George Pursglove                   50,000

(2) Includes shares referenced in footnote (1) above but excludes any other shares issuable upon the exercise of any warrants or options or upon the conversion of any promissory notes or other convertible securities. See "Dilution and Comparative share data."

                               SELLING SHAREHOLDERS
         This Prospectus relates to:

         1. The sale of 3,415,250 shares of the Common Stock by the owners of such shares. The shares were issued by the Company in various private offerings for cash, services rendered, and in settlement of claims against the Company.

         2. The sale of up to 116,937 shares of the Company's common stock issuable upon the exercise of options and warrants. The options and warrants were issued by the Company to certain investors in connection with the Company's private offerings.

         3. The sale of up to 125,000 shares of common stock issuable upon the exercise of certain Sales Agent's Warrants. The Sales Agent's Warrants were issued in connection with certain private offerings of the Company's securities.

         4. The sale of up to 262,500 shares of common stock issued to financial consultants.

         5. The sale of up to 150,000 shares of Common Stock issuable upon the exercise of warrants issued to financial consultants.

         The owners of the Common Stock referred to above, and the holders of the options and warrants, to the extent they exercise the options and warrants and receive shares of the Company's Common Stock, are referred to as the "Selling Shareholders".

         The names of the Selling Shareholders are:

Name                             Shares Issuable   Shares to be  Share Ownership
                    Shares       Upon Exercise of  Sold in This  After Offering
                Presently Owned  Options or        Offering
                                 Warrants

Jack Levit             100,000                       100,000           --
Maxwell B. Schuer       37,500                        37,500           --
James Gilloon           12,500                        12,500           --
Carl Schafer            37,500                        37,500           --
Michael Pickens        125,000                       125,000           --
Robert Herdina           1,250                         1,250           --
Ann Lou Last            25,000                        25,000           --
Fred Matulka             8,750                         8,750           --
Anthony A. Cappola       5,000                         5,000           --
Adrienne Cappola         5,000                         5,000           --
Madeline A Esposito      5,000                         5,000           --
William M.Goatley                                                      --
Revocable Trust         35,000                        35,000           --

Scott Lyng               5,000                         5,000           --
Michael & Associates   110,000                       110,000           --
Cary A. Paulis          10,000                        10,000           --

James E. and Helen M.    6,000                         6,000           --
Picou
Matthew Sakurda         10,000                        10,000           --
Maxwell B. Scheurer      5,000                         5,000           --
Carl Shaifer            10,000                        10,000           --
Kenneth Stilger         20,000                        20,000           --
Franklin Stone          10,000                        10,000           --
Alberta Tabony           5,000                         5,000           --
Marvin S. Berger        50,000                        50,000           --
Frank H. Harvey         40,000                        40,000           --
Neils Lauersen         150,000                       150,000           --
Jack Levit              50,000                        50,000           --
Jeff McKay              23,500                        23,500           --
Thomas M. Pisula        46,000                        46,000           --
Nabih Akkawi            15,000                        15,000           --
Warren Becker           10,000                        10,000           --
Nancy and Richard Bixby 10,000                        10,000           --
Lewis F. Bruce          10,000                        10,000           --
Adreenne and Sal Coppola 5,000                         5,000           --
Rodney J. Darling       30,000                        30,000           --
Fernando DeMarquet      10,000                        10,000           --

Maher Fasheh                 10,000                         10,000           --
Rodney Fingleson             10,000                         10,000           --
Ray C. Felshman Sr., IRA     50,000                         50,000           --
Account
Ken Hiniker                  25,000                         25,000           --
Errol Kaplan                 45,000                         45,000           --
Leslie Kasar                 10,000                         10,000           --
Steven D. Kremer, M                                                          --
Sterling I.G.A.              30,000                         30,000
Jack Levit                  100,000                        100,000           --
Mark J. Levy                 10,000                         10,000           --
Thomas M. Pisula            104,000                        104,000           --
Mark A. Raifman              30,000                         30,000           --
Larry C. Roark              100,000                        100,000           --
Gregory Rubel                 2,000                          2,000           --
Glen L. Rufenach             20,000                         20,000           --
Paul Sciarrino               10,000                         10,000           --
Steven W. Seaworth           10,000                         10,000           --
 Scott Sibella                5,000                          5,000           --
James Sink                  100,000                        100,000           --
Kenneth Stilger              25,000                         25,000           --
Marc R. VanNess              25,000                         25,000           --
Charles M. Wheet             10,000                         10,000           --
Richard Clinton              20,000                         20,000           --
Dennis Cohen                  5,000                          5,000           --
Karolin Dadasahhakimi        50,000                         50,000           --
Financial Processing                                                         --
Institutions, Inc.           50,000                         50,000
Ian Garrun                    5,000                          5,000           --
Barry Halperin              125,000                        125,000           --
Valerie Koff                  5,000                          5,000           --
Sanford I. Litchman                                                          --
Revocable Living Trust       50,000                         50,000
Robert H. Mandelbaum          2,500                          2,500           --
Randy and Luz Marks          50,000                         50,000           --
Martin Marks                100,000                        100,000           --
Arnold L. Rosen             464,000                        464,000           --
Terence P. Scheckler          5,000                          5,000           --
William Solfisburg           50,000                         50,000           --
W.R. Smith Profit Trust      50,000                         50,000           --
Morteza Yassini             100,000                        100,000           --
Jeffrey Zwiebel             235,000                        235,000           --
David Schevel                 3,000                          3,000           --
Mervin Herson                 3,000                          3,000           --

Michael Carey                             450                  450            --
Howard Lefkowitz                        1,125                1,125            --
Gerald Mendelovitz                        375                  375            --
Marcus G. Bebee                         3,125                3,125            --
Peter E. Robbins                        3,125                3,125            --
Herman and                                                                   --
Marlena Goldblatt                        1562.50              1562.50
Gabriel Herman                           1562.50              1562.50         --
Jeff Kontir                              1562.50              1562.50         --
Thomas                                                                       --
Oelschliger                              1562.50              1562.50
Max Strauss                              1562.50              1562.50         --
David Welch                             3,125                3,125            --
Keith Cooper                            1,875                1,875            --
Bernard Etra                              750                  750            --
Allen Franco                              750                  750            --
George Frost                            1,875                1,875            --
Peter Joseph                            3,750                3,750            --
Richard Kandel                          1,875                1,875            --
Kandal & Son, Inc.P.S.P.                                                     --
                                        1,875                1,875
Werteim  &  Co.Retirement                                                    --
Plan,FBO RonaldLeibman

                                        1,875                1,875
Wayne Katz                                750                  750            --
Ronald Liebmann                         6,875                6,875            --
David McCooey                           3,750                3,750            --
Albert Milstein                         1,875                1,875            --
Robert Rosenberg                        1,875                1,875            --
Leonard Schoen                          3,750                3,750            --
James  Simanton,Revocable               7,500                7,500            --
Trust
Thomas, Thomas,Armstrong &              3,000                3,000            --
Niesen Retirement
Plan, FBO Charles
E. Thomas Jr
SRK Associates                          1,875                1,875            --

Dennis Wallach                          1,125                1,125            --
Dr. Lennart C.                          2,025                2,025            --
Belok
Dr. Lennart C.                          1,275                1,275            --
Belok MD PC
Sidney, Bors                            1,875                1,875            --

Jean Cheng                              3,750               3,750            --
James Sink                             25,000              25,000           --
Euromarket Advisory          25,000    50,000              75,000           --
The Stratia
Group, Inc.                            50,000              50,000           --
Marketing Barometrics                  37,500              37,500
Investor
RelationsInternational       12,500    12,500              25,000           --
Don McKeown                             6,250              6,250           --
Ron Liebmann                            6,250              6,250           --
S. Socrates                             6,250              6,250           --

Baritex, Inc.                50,000                         50,000           --
Small Business               50,000                         50,000           --
   Brokers, Inc.
Luge Financial               50,000                         50,000           --
   Corporation
Stonegate Securities         50,000                         50,000           --

Instacall -
Robert Herbol               300,000                       300,000
Texas Capital  Securities    25,000    50,000              75,000           --
Inc.
First Interregional                    25,000              25,000
Texas Capital
Securities, Inc.                        6,250               6,250
Harbor Financial, Inc.                 10,500 (1)          10,500 (1)
Thomas Renna                            8,250 (2)           8,250 (2)
1st Discount Brokerage, Inc.           25,000              25,000
                           _________  __________             _________
                           3,714,000  391,937.50            4,105,937.50
                           =========  ==========            ============

(1) Texas Capital Securities, Inc. assigned 10,500 of its Sales Agents Warrants to this person.

(2) Texas Capital Securities, Inc. assigned 8,250 of its Sales Agents Warrants to this person.

         Manner of Sale. The shares of Common Stock owned, or which may be acquired, by the Selling Shareholders may be offered and sold by means of this Prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;

(c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker/dealer. In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Shareholders in amounts to be negotiated.

         The Selling Shareholders and any broker/dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         The Company has advised the Selling Shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the Prospectus delivery requirements under the Securities Act of 1933. The Company has also advised each Selling Shareholder that in the event of a "distribution" of the shares owned by the Selling
Shareholder, such Selling Shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". The Company has also advised the Selling Shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the Common Stock in connection with this offering.

         Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. If Rule 102 applies to the offer and sale of any of the Shares, then participating broker/dealers will be obligated to cease market-making activities nine business days prior to their participation in the offer and sale of such Shares and may not recommence market-making activities until their participation in the distribution has been completed. If Rule 102 applies to one or more of the principal market-makers in the Company's Common Stock, the market price of such stock could be adversely affected.

                             DESCRIPTION OF SECURITIES

Common Stock

         The Company is authorized to issue 40,000,000 shares of Common Stock, (the "Common Stock"). Holders of Common Stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding Common Stock can elect all directors.

        Holders of Common Stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of the Company's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

         Holders of Common Stock do not have preemptive rights to subscribe to additional shares if issued by the Company. There are no conversion, redemption, sinking fund or similar provisions regarding the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable and all of the shares of Common Stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

         The Company is authorized to issue up to 300,000 shares of Preferred Stock. The Company's Articles of Incorporation provide that the Board of Directors has the authority to divide the Preferred Stock into series and, within the limitations provided by Delaware statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the Preferred Stock without shareholder approval, the Preferred Stock could be issued to defend against any attempted takeover of the Company.

         In April 1995, the Company's directors established the Company's Series A Preferred Stock and authorized the issuance of up to 50,000 shares of Series A Preferred Stock as part of this series. Each share of Series A Preferred Stock is entitled to a dividend at the rate of $1.60 per share when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends not declared by the Board of Directors do not cumulate. Upon any liquidation or dissolution of the Company, each outstanding share of Series A Preferred Stock is entitled to distribution of $20 per share prior to any distribution to the holders of the Company's Common Stock. Each share of Series A Preferred Stock is entitled to one vote per share and at any time after July 1, 1999 is convertible into 0.2 of a share of the Company's Common Stock. Subsequent to the establishment of the Series A Preferred Stock, the Company issued 25,250 shares of Series A Preferred Stock to eight persons in consideration for the termination of their franchises with the Company.

         In March 1996, the Company's directors established the Company's Series B Preferred Stock and authorized the issuance of up to 100,000 shares of Series B Preferred Stock as part of this series. Each share of Series B Preferred Stock is entitled to a dividend at the rate of $0.15 per share when, as and if declared by the Board of Directors out of funds legally available for the payment of dividends. Dividends not declared by the Board of Directors do not cumulate. Upon any liquidation or dissolution of the Company, each outstanding share of Series B Preferred Stock is entitled to distribution of $1.00 per share prior to any distribution to the holders of the Company's Common Stock. Each share of Series B Preferred Stock is entitled to one vote per share and is convertible into 0.25 of a share of the Company's Common Stock. In March 1996 the Company issued 25,000 shares of its Series B Preferred Stock to Melvin Leiner, Donald Marks, James Caprio and Darren Marks (100,000 shares in total) as repayment of loans, each in the amount of $25,000, made by such persons to the Company.

                                  Transfer Agent

         Corporate Stock Transfer, Inc., of Denver, Colorado, is the transfer agent for the Company's Common Stock.
                                      EXPERTS

         The consolidated balance sheet of the Company as of June 30, l997 and the Statements of Operations, Shareholders' Equity and Cash Flows for the two years then ended have been included herein in reliance on the report of Ehrhardt Keefe Steiner & Hottman P.C., independent accountants, given on the authority of that firm as experts in accounting and auditing. With respect to the unaudited interim consolidated financial information for the nine months ended March 31, 1997 and 1998, the independent certified public accountants have not audited or reviewed such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information.

                                    LITIGATION

         The Company's California franchisee has demanded that the Company purchase this franchise, as well as the franchisee's ACDC units, for approximately $1,000,000. The Company is currently negotiating the terms of this acquisition with the franchisee. If the Company and the franchisee cannot reach an agreement as to the acquisition of the franchise, the franchisee has indicated that it intends to file suit against the Company for breach of the franchise agreement. As of March 31, 1998 the Company had a liability of $724,000 for franchise and equipment deposits paid by this franchisee to the Company.

         Other than the foregoing, there are no legal proceedings to which the Company is a party or to which its properties are subject, other than routine litigation incident to the Company's business which is covered by insurance or which would not have a material adverse effect on the Company.

                                  INDEMNIFICATION

         The Company's Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of the Company who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                                    PART  II

                    Information  Not  Required  in  Prospectus

Item  24. Indemnification of Officers and Directors.

     The Delaware Business Corporation Act and the Company's Bylaws provide that the Company may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of the Company.

Item 25. Other Expenses of Issuance and Distribution.

         SEC Filing Fee                                          $3,247
         NASD Filing Fee                                          1,588
         Blue Sky Fees and Expenses                               2,000
         Printing and Engraving Expenses                          2,000
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                             5,000
         Miscellaneous Expenses                                   1,165
                                                             ----------

         TOTAL                                                  $40,000
                                                             ==========
         All expenses other than the S.E.C. and NASD filing fees are estimated.

Item 26. Recent Sales of Unregistered Securities.

         The following information sets forth all securities of the Company which have been sold during the past three years and which securities were not registered under the Securities Act of 1933, as amended. Unless otherwise indicated, the consideration paid for the shares was cash. All share amounts have been adjusted to reflect the Company's forward and reverse stock splits.

                           Shares of
      Name                Common Stock         Consideration        Date of Sale

Barbara Sachs                 1,316                $5,000             8/3l/95
James Sterns               1,333.25                $9,600            12/3l/95
David L. Brown             1,533.25               $11,040            12/31/95
Melvin Leiner             10,944.50            Repayment of loan
                                               in the amount
                                               of $90,500            12/3l/95

Donald Marks              10,944.50            Repayment of loan
                                               in the amount
                                               of $90,500            12/31/95
James Caprio              10,944.50            Repayment of loan
                                               in the amount
                                               of $90,500            12/31/95
Darren Marks              10,944.50            Repayment of loan
                                               in the amount
                                               of $90,500            12/31/95
Jeffrey S. Leiner            550               $1,650                 6/30/96
Bruce S. Schames             718.75            $2,156                 6/30/96
Albert A. Matani            8333.25            $25,000                6/30/96
Melvin Leiner             25,921.50            Repayment of loan
                                               in the amount
                                               of $51,843             6/30/96
Donald Marks              28,587.50            Repayment of loan
                                               in the amount
                                               of $57,175             6/30/96
James Caprio              28,616               Repayment of loan
                                               in the amount
                                               of $57,232             6/30/96

Darren Marks              21,860               Repayment of loan
                                               in the amount
                                               of $43,720             6/30/96
Melvin Leiner             25,000               Undivided 2.5%
                                               equity interest
                                               in Smart Phone, Inc.   9/30/96
Donald Marks              25,000               Undivided 2.5%
                                               equity interest
                                               in Smart Phone, Inc.   9/30/96
James Caprio              25,000               Undivided 2.5%
                                               equity interest
                                               in Smart Phone, Inc.   9/30/96
Darren Marks              25,000               Undivided 2.5%
                                               equity interest
                                               in Smart Phone, Inc.   9/30/96
Kenneth Hiniker           12,500                   $25,000           10/10/96
William M. Goatley        12,500                   $25,000           10/09/96
Philip S. Mumford         12,500                   $25,000           10/09/96
H. George Levy            12,500                   $25,000           10/25/96
P.L. Anderson Jr. Trust   12,500                   $25,000           10/08/96
Stacey Vaneck              3,125                    $6,250           10/25/96
Pamela Campadonico         3,125                    $6,250           10/24/96
Michael Associates        31,250                   $62,500           10/25/96

James D. Sink             50,000                  $100,000           10/10/96
Joseph D. McKeown         12,500                   $50,000           10/11/96
Dr. Lennart Belok         25,000                   $50,000           10/3l/96
Barry Bendett             12,500                   $25,000           10/3l/96
Joel Perez                12,500                   $25,000           10/3l/96

Shareholders of Link     168,539.25           All issued and            12/3l/96
International                                 outstanding shares of
  Technologies, Inc.                          Link International
                                              Technologies, Inc.



Dr. Lennart C.Belok       35,000                   $98,000            3/30/97
Bruce Berg                10,000                   $28,000            3/30/97
Douglas C Carroll.         3,750                   $10,500            3/30/97
Keith H.Cooper             2,500                    $7,000            3/30/97
John S.Dehne               5,000                   $14,000            3/30/97
Dr. Michael H.Friedman    10,000                   $28,000            3/30/97
Peter J.Joseph             5,000                   $14,000            3/30/97
Steven M.Kaitz             5,000                   $14,000            3/30/97
Barry H.Leifer            10,000                   $28,000            3/30/97
Harold B.Lewis            10,000                   $28,000            3/30/97
Joseph Liebmann           11,000                   $30,800            3/30/97
Mona Liebmann             20,000                   $56,000            3/30/97
Ronald Liebmann           17,857.50                $50,000            3/30/97
Wertheim & Co.
  Retirement Plan         10,000                   $28,000            3/30/97
Albert Milstein            5,000                   $14,000            3/30/97
Nathan M.Perlmutter       10,000                   $28,000            3/30/97
Eugene Simonetti           3,750                   $10,500            3/30/97
Socrates Skiadas           4,464.38                $50,000            3/30/97
Socrates Skiadas           3,035.63                $34,000            3/30/97
Jonathan Slass             2,500                   $28,000            3/30/97
William F Solfisburg      17,500                  $196,000            3/30/97
Jonathan Teiffenbum        3,750                   $42,000            3/30/97
Sidney Bohrs               5,000                   $56,000            3/30/97
Jon T.Olsen                2,187.50                $35,000            3/30/97
Jack L Slack.              2,187.50                $35,000            3/30/97
Michael Associates         5,000                   $56,000            3/30/97
William F.Solfisburg       5,000                   $56,000            4/23/97

Texas Capital Securi-
  ties, Inc.               5,000             Services Rendered        9/25/97
Euromarket Advisory,
  Inc.                     5,000             Services Rendered        9/25/97

Bruce Yasmeh                   306,250             $245,000             1/30/98
Jack Levit                     125,000             $100,000             1/30/98
Bill Solfisburg                 20,000              $16,000             1/30/98
Max Schuerer                    25,000              $10,000             1/30/98
James Gilloon                   12,500              $10,000             1/30/98
Edward Haggerty                  6,250               $5,000             1/30/98
Carl Schafer                    37,500              $30,000             1/30/98
Michael Pickens                125,000             $100,000             1/30/98
Robert Herdina                   1,250               $1,000             2/11/98
Max Schuerer                    12,500              $10,000             2/11/98
Ann Lou Last                    25,000              $20,000             2/11/98
Fred Matulka                     8,750               $7,000             2/11/98
Anthony A. Cappola               5,000               $5,000             3/23/98
Adrienne Cappola                 5,000               $5,000             3/23/98
Madeline A Esposito              5,000               $5,000             3/23/98
William M.Goatley
Revocable Trust                 35,000              $35,000             3/23/98
Harold E. Hamburg Trust         10,000              $10,000             3/23/98
Scott Lyng                       5,000               $5,000             3/23/98
Michael & Associates           110,000             $110,000             3/22/98
Cary A. Paulis                  10,000              $10,000             3/20/98
James E. and Helen M. Picou      6,000               $6,000             3/21/98
Matthew Sakurda                 10,000              $10,000             3/23/98
Maxwell B. Scheurer              5,000               $5,000             3/20/98
Carl Shaifer                    10,000              $10,000             3/17/98
Kenneth Stilger                 20,000              $20,000             3/22/98
Franklin Stone                  10,000              $10,000             3/21/98
Alberta Tabony                   5,000               $5,000             3/24/98

Marvin S. Berger                50,000              $50,000             3/28/98
Frank H. Harvey                 40,000              $40,000             5/27/98
Niels Lauersen                 150,000             $150,000             4/23/98
Jack Levit                      50,000              $50,000             3/18/98
Jeff McKay                      23,500              $23,500             5/14/98
Thomas M. Pisula                46,000              $46,000             3/28/98
Nabih Akkawi                    15,000              $15,000             6/08/98
Warren Becker                   10,000              $10,000             6/08/98
Nancy and Richard Bixby         10,000              $10,000             6/08/98
Lewis F. Bruce                  10,000              $10,000             6/15/98
Adreene and Sal Coppola          5,000               $5,000             6/22/98
Rodney J. Darling               30,000              $30,000             6/11/98
Fernando DeMarquet              10,000              $10,000             6/09/98
Maher Fasheh                    10,000              $10,000             6/08/98
Rodney Fingleson                10,000              $10,000             5/29/98

Ray C.Fleshman Sr.              50,000              $50,000             6/10/98
Ken Hiniker                     25,000              $25,000             6/16/98
Errol Kaplan                    45,000              $45,000             6/13/98
Leslie Kasar                    10,000              $10,000             6/25/98
Steven D. Kremer                30,000              $30,000             6/9/98
Jack Levit                     100,000             $100,000             5/14/98
Mark J. Levy                    10,000              $10,000             6/16/98
William McBeath                 50,000              $50,000             6/5/98
Marvin T. Oishi                 10,000              $10,000             6/7/98
Thomas M. Pisula               104,000             $104,000
Mark A. Raifman                 30,000              $30,000          6/8/ 6/1798
Larry C. Roark                 100,000             $100,000             6/09/98
Gregory Rubel                    2,000               $2,000             6/19/98
Glen L. Rufenach                20,000              $20,000             6/08/98
Paul Sciarrino                  10,000              $10,000             6/08/98
Steven W. Seaworth              10,000              $10,000             6/09/98
Scott Sibella                    5,000               $5,000             6/09/98
James Sink                     100,000             $100,000             6/06/98
Kenneth Stilger                 25,000              $25,000             6/08/98
Marc R. VanNess                 25,000              $25,000             6/08/98
Charles M. Wheet                10,000              $10,000             6/15/98
Richard Clinton                          20,000     $20,000
                                                                        7/22/98
Dennis Cohen                              5,000      $5,000             7/22/98
Karolin Dadashhakimi                     50,000     $50,000             7/22/98
Financial Processing
Institutions, Inc.                       50,000     $50,000             7/22/98
Ian Garrun                                5,000      $5,000             7/22/98
Barry Harperin                          125,000    $125,000             7/22/98
Valerie Koff                              5,000      $5,000             7/22/98
Sanford Lichman
 Revocable
Living Trust                             50,000     $50,000             7/22/98
Robert H. Mandelbaum                      2,500      $2,500             7/22/98
Randy and Liz Marks                      50,000     $50,000             7/22/98
Martin Marks                            100,000    $100,000             7/22/98
Arnold L. Rosen                         464,000    $464,000             7/22/98
Terence P. Scheckler                      5,000      $5,000             7/22/98
William Solfisburg                       50,000     $50,000             7/22/98
W.R. Smith Profit Trust                  50,000     $50,000             7/22/98
Mortexa Yassini                         100,000    $100,000             7/22/98
Jeffrey Zwiebel                         235,000    $235,000             7/22/98
David Schevel                  3,000                 $3,000             7/22/98
David Schevel                  3,000                 $3,000             7/22/98

     The sales of the Company's Common Stock described above were exempt transactions under Section 4(2) of the Act as transactions by an issuer not involving a public offering. All of the shares of Common Stock were issued for investment purposes only and without a view to distribution. All of the persons who acquired the foregoing securities were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. The purchasers of the Company's Common Stock acquired the securities for their own accounts. The certificates evidencing the securities bear legends stating that they may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. All such shares are "restricted" shares as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission.

         Convertible Notes. Between February 1997 and May 1997 the Company borrowed $672,500 from certain third parties. The amounts borrowed were evidenced by Notes which are due and payable on various dates between August 28, 1997 and February 12, 1998. The notes are convertible into shares of the Company's Common Stock on the basis of 0.625 shares of Common Stock for each $1.00 of unpaid principal and interest.

         The sales of the Company's Convertible Notes were exempt transactions under Section 4(2) of the Act as transactions by an issuer not involving a public offering. All of the Convertible Notes were issued for investment purposes only and without a view to distribution. The purchasers of the Company's Convertible Notes acquired the securities for their own accounts. All of the persons who acquired the Convertible Notes were fully informed and advised about matters concerning the Company, including its business, financial affairs and other matters. No underwriters were involved with the sale of the Convertible Notes and no commissions or other forms of remuneration were paid to any person in connection with such sales. All of the Convertible Notes sold by the Company are "restricted" securities as defined in Rule 144 of the Rules and Regulations of the Securities and Exchange Commission.

Item 27. Exhibits

         Exhibits                                        Page Number

1        Underwriting Agreement                                  N/A
                                                          --------------
3.1      Certificate of Incorporation,                           (1)
         as amended                                       --------------

3.1.1    Amendment to Articles of Incorporation                  (1)
                                                          --------------
3.2      Bylaws                                                  (l)
                                                          --------------
4.1      Form of 1993 Incentive Stock Option Plan
         and 1993 Non-Statutory Stock Option Plan                (2)
                                                          --------------

4.2      Form of Stock Bonus Plan                                (3)
                                                          --------------

5        Opinion of Counsel
                                                          --------------
23.1     Consent of Hart and Trinen
                                                          --------------
23.2     Consent of Ehrhardt Keefe Steiner & Hottman
         PC
                                                          --------------
24.      Power of Attorney                            Included as part of the
                                                      Signature Page

(1) Incorporated by reference to the same exhibit filed as part of the Company's Registration Statement on Form SB-2 (Commission File No. 33-70546-A).

(2) Incorporated by reference, and as same exihibit number, from Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

(3) Incorporated by reference, and as same exhibit number, from Amendment No. 1 to Registration Statement on Form SB-2 (Commission File Number 33-70546-A).

Item 28. Undertakings.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

              (i) To include any Prospectus required by Section l0(a)(3) of the Securities Act of l933;

              (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

         (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) To provide to the Underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      SIMS COMMUNICATIONS INC. AND SUBSIDIARIES

                                 Table of Contents


                                                                      Page

Independent Auditors' Report..........................................F - 1

Financial Statements

   Consolidated Balance Sheet.........................................F - 2

   Consolidated Statements of Operations..............................F - 3

   Consolidated Statement of Stockholders' Equity.....................F - 4

   Consolidated Statements of Cash Flows..............................F - 5

Notes to Consolidated Financial Statements............................F - 6

                          INDEPENDENT AUDITORS' REPORT



Board of Directors and Stockholders
SIMS Communications, Inc. and Subsidiaries
Delray Beach, Florida


We have audited the accompanying consolidated balance sheet of SIMS Communications, Inc. and Subsidiaries as of June 30, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows for the years ended June 30, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SIMS Communications, Inc. and Subsidiaries as of June 30, 1997 and the results of their operations and cash flows for the years ended June 30, 1997 and 1996 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations which raise substantial doubt about its ability to continue as a going concern. Management's plan in regard to these matters is also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




                                           Ehrhardt Keefe Steiner & Hottman PC
October 8, 1997
Denver, Colorado

                    SIMS COMMUNICATIONS, INC. AND SUBSIDIARIES

                             Consolidated Balance Sheet
                                   June 30, 1997


                                        Assets
Current assets
 Cash and cash equivalents ($250,000 restricted) (Note 6)           $  295,900
 Accounts receivables, less allowance for doubtful
    accounts of $27,584                                                205,888
 Inventories                                                         1,083,199
 Prepaid expenses and other current assets, net of
  accumulated amortization of $178,185                                 205,860
 Notes receivable, current portion (Note 4)                            215,442
                                                                    ----------
         Total current assets                                        2,006,289
                                                                    ----------
Property and equipment, net of accumulated
 depreciation of $424,002                                              737,079
                                                                    ----------
Other assets
   Notes receivable (Note 4)                                           726,448
   Patents (Note 17), net of accumulated
   amortization of $41,804                                             474,941
   Investments (Note 5)                                              1,510,000
   Other                                                                89,416
                                                                     ----------
         Total other assets                                          2,800,805
                                                                     ---------
Total assets                                                        $5,544,173
                                                                    ==========
                         Liabilities and Stockholders' Equity
Current liabilities
   Accounts payable                                                 $  567,407
   Accrued expenses                                                    727,698
   Bank line of credit (Note 6)                                        250,000
   Current obligations under capital lease (Note 7)                      8,377
   Current maturities of long-term debt (Note 7)                     1,066,985
   Franchise deposits and deferred revenue (Note 5)                    944,154
   Officer advances payable (Note 9)                                    65,809
                                                                     ----------
         Total current liabilities                                   3,630,430

Long-term liabilities
   Long-term debt (Note 7)                                              48,000
   Obligations under capital lease (Note 7)                             37,919
                                                                     ----------
         Total long-term liabilities                                    85,919
                                                                     ----------
Total liablities                                                     3,716,349
                                                                     ---------
Commitments and contingencies (Notes 4 and 15)

Stockholders' equity (Notes 10 and 11)
   Preferred stock, Series A, $.001 par value,
    50,000 shares authorized, 25,250 shares issued
    and outstanding (liquidation preference of                              25
    $505,000)
   Preferred  stock,  Series B,  $.001 par  value,
    100,000  shares  authorized,
    100,000 shares issued
    or outstanding (liquidation preference of
    $100,000)                                                              100
   Common stock $.0001 par value 40,000,000 shares
    authorized, 8,481,995 issued and outstanding                           848
   Additional paid in capital                                       15,134,047
   Accumulated deficit                                             (13,307,196)
                                                                   -----------
         Total stockholders' equity                                  1,827,824
                                                                   -----------
Total liabilities and stockholders' equity                          $5,544,173
                                                                   ===========


See notes to consolidated financial statements

                     SIMS COMMUNICATIONS, INC. AND SUBSIDIARIES
                       Consolidated Statements of Operations



                                                           Year Ended June 30,
                                                        1997              1996
Revenves
   Cellular phone rentals                           $   904,351      $   849,877
   Cellular phone activations                         1,780,019          846,524
   Calling cards                                        244,309               -
   Equipment and other                                1,298,222          831,171
   Licensing                                            500,000               -
   Franchise, royalty and licensing                       3,211           80,307
                                                    -----------      -----------
        Total revenue                                 4,730,112        2,607,879
                                                    -----------      -----------
Cost of sales                                         2,861,421        1,686,188
                                                    -----------      -----------

Gross profit                                          1,868,691          921,691
                                                    -----------      -----------

Operating expenses
   General and administrative                         1,774,288        1,518,950
   Depreciation and amortization                        247,864          206,581
   Selling expenses                                   1,128,395          982,130
   Equity based compensation                          1,431,741        1,765,000
   Research and development                              34,686          134,470
                                                    -----------      -----------
        Total expenses                                4,616,974        4,607,131
                                                    -----------      -----------

Operating loss                                       (2,748,283)     (3,685,440)

Other income (expense)
   Interest expense                                     (71,537)        (65,221)
   Interest income                                       30,924           27,155
                                                    -----------      -----------
                                                        (40,613)        (38,066)
Loss before income taxes                             (2,788,896)     (3,723,506)

Income tax benefit (Note 8)                                  -                -
                                                    -----------      ----------

Net loss                                            $(2,788,896)    $(3,723,506)
                                                    ===========      ===========

Net loss per common share                           $      (.42)     $   (1.56)
                                                    ===========      ===========

Weighted average common shares  outstanding (Notes 11
and 12)                                               6,667,291        2,384,055
                                                    ===========      ===========


See notes to consolidated financial statements

                 Consolidated Statements of Stockholders' Equity
                       Years Ended June 30, 1997 and 1996



                          Subscribed         Preferred            Preferred
                        Preferred Stock    Stock Series A     Stock Series B
                     ------------------    ---------------    --------------
                     Subscribed                                                                    Additional
                     Number of             Number of          Number of        Number of         Paid-in      Accumulated
                     Shares      Amount   Shares   Amount    Shares    Amount  Shares    Amount  Capital      Deficit       Total
                     --------    -------   -------  ------    ------   ------  --------  ------  ---------    ------------  ------

Balance June 30,
1995                  24,250    245,000          -  $ -        -   $   -     20,188,710  2,018   8,547,550   (6,786,594)  2,007,974

Adjustment of stock
upon reverse stock
split of 1 for 10          -          -          -    -        -       -    (18,169,780)(1,816)      1,816            -           -
(Note 12)

Issuance  of common
stock for cash
(ranging from $.75
to $1.88 per share         -          -          -    -        -       -         50,928      5      50,301            -      50,306

Issuance of common
stock upon conversion
of officer notes
payable ($2.07 per
share) (Note 11)           -          -          -    -        -       -        175,110     18     361,982            -     362,000

Issuance  of common
stock for services
($1.00 per share)
(Note 11)                  -          -          -    -        -       -      1,365,000    136   1,364,864            -   1,365,000


Issuance of common
stock upon conversion
of officer notes
payable ($.50 per
share)(Note 11)            -          -          -    -        -       -        419,940     42     209,928            -     209,970

Officer notes payable
forgiven (Note 11)                               -    -        -       -              -      -     124,294                  124,294

Accrued officer
salaries forgiven
(Note 11)                  -          -          -    -        -       -              -      -     400,000            -     400,000

Preferred stock
- subscribed
(Note 11)            101,000    120,000          -    -        -       -              -      -           -            -     120,000

Dividends paid on
preferred stock            -          -          -    -        -       -              -      -                   (8,200)     (8,200)

Net loss for the year      -          -          -    -        -       -              -      -           -   (3,723,506) (3,723,506)
                     -------   --------   --------   -----   ------   -----   ---------   -----   --------   ----------  ----------

Balance - June 30,
1996                 125,250    365,000          -    -        -       -      4,029,908    403  11,060,735  (10,518,300)    907,838

Issuance of common
stock issued for
investments (Note 5)       -          -          -    -        -       -      1,074,157    108     799,892            -     800,000

Issuance of common
stock for services
(Note 11)                  -          -          -    -        -       -        892,500     89     927,889            -     927,978

Issuance of common
stock for cash (ranging
from $.50 to $.70 per
share), net of $198,160
in offering costs (Note 11)-          -          -    -        -       -      2,292,570    229   1,176,411            -   1,176,640

Issuance of common stock
upon conversion of notes
payable (ranging from
$.50 to $.70 per share)
(Note 11)                  -          -          -    -        -       -        192,860     19     124,981            -     125,000

Imputed value of stock
options granted for
consulting services
and interest (Note 11)     -          -          -    -        -       -              -      -     679,264            -     679,264

Subscribed preferred
stock issued (Note
 11)                (125,250)  (365,000)    25,250   25  100,000     100              -      -     364,875            -           -

Net loss                   -          -          -             -       -              -      -           -   (2,788,896) (2,788,896)
                     -------   ---------   -------  ---   ------   -----      ---------  -----  ----------- ------------
Balance
June 30, 1997              -    $     -     25,250  $25  100,000   $ 100      8,481,995   $848 $15,134,047 $(13,307,196) $1,827,824
                     =======   =========    ======  ===  =======   =====      =========   ==== =========== ============= =========

                SIMS COMMUNICATIONS, INC. AND SUBSIDIARIES
       See   notes consolidated financial statements.

                     Consolidated Statements of Cash Flows


                                                             Year Ended June 30,

                                                          1997            1996
                                                   -------------   -----------
Cash flows from operating activities
   Net (loss)                                       $(2,788,896)    $(3,723,506)
                                                    -----------     -----------
   Adjustments to reconcile net loss to net cash
    used in operating activities
     Depreciation                                      206,186         205,021
     Amortization                                       41,804           1,560
     Imputed value of options granted for services      503,763              -
      and interest
     Gross profit on sales of equipment to officers
      in settlement of advances payable (Note 9)            -         (284,060)
     Sales settled by receipt of note receivable      (280,000)             -
     Sales settled by receipt of officer notes        (150,000)             -
      receivable
     Sales settled by receipt of investments        (1,310,000)             -
     Stock issued for services                         927,978       1,765,000
     Changes in assets and liabilities
       Inventories                                     662,655         (80,724)
       Accounts and other receivables                  116,737        (304,171)
       Prepaid expenses                                 28,545           4,149
       Accounts payable                                104,909         350,330
       Accrued expenses                                 (5,002)        303,383
       Franchise deposits and customer deposits         88,391         (96,186)
                                                    ----------      ----------
                                                       935,966       1,864,302
         Net cash used in operating activities      (1,852,930)     (1,859,204)
                                                    ----------      ----------

Cash flows from investing activities
   Repayments (advances) on notes receivable             7,110        (234,000)
   Capital expenditures                                (13,522)        (52,000)
   Change in other assets                              (24,855)         24,292
                                                    ----------      ----------
         Net cash used in investing activities         (31,267)       (261,708)
                                                    ----------      ----------

Cash flows from financing activities
   Proceeds from issuance of long-term debt            797,500         160,348
   Proceeds (payments to) from officer advances         50,209       1,146,264
   Payments under capital lease obligation              (7,565)         (7,440)
   Proceeds from issuance of common stock            1,176,640          50,306
   Payments on long-term debt                         (159,229)        (57,909)
   Dividends paid                                           -           (8,200)
                                                    ----------      ----------
         Net cash provided by financing activities   1,857,555       1,283,369
                                                    ----------      ----------

Net decrease in cash                                   (26,642)       (837,543)

Cash at beginning of year                              322,542       1,160,085
                                                    ----------      ----------

Cash at end of year                                 $  295,900      $  322,542
                                                    ==========      ==========

Supplemental disclosure of cash flows information
     Cash paid during the year for interest was $70,710 (1997) and $57,311
     (1996).

Non-cash investing and financing activities (Note 16)

See notes to consolidated financial statements

Note 1 - Organization and Significant Accounting Policies

Organization

SIMS COMMUNICATIONS, Inc. and Subsidiaries was incorporated in the state of Delaware on August 15, 1991. The Company was formed as a communication equipment company and has expanded its focus to include telecommunication services, cellular telephone activations and rentals, long distance, prepaid calling cards, inbound 800 service and international operator services. Its customers are located throughout the states of Florida, North and South Carolina, California, Michigan, Wisconsin, Mississippi and Louisiana. Additionally, the Company has established relationships for future international sales in Europe, Asia and Canada.

Principles of Consolidation

The consolidated financial statements includes the accounts of SIMS COMMUNICATIONS, Inc. and its wholly owned subsidiaries SIMS Franchise Group Inc., Cellex Communications Inc., and SIMS Communications International, Inc., and Link International Technologies, Inc. and its wholly owned subsidiaries New View Technologies, Inc., Link Dispensing Systems, Inc., and Southeast Phone Card, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management believes that such estimates have been based on reasonable assumptions and that such estimates are adequate, however, actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents.

Inventories

Inventories consists primarily of automated cellular distribution centers (ACDC's), cellular phones, telephone debit card dispensers and other miscellaneous communications equipment and are recorded at the lower of cost or market determined by the first-in, first-out method.

Property and Equipment

Property and equipment are recorded at cost and depreciated over their estimated useful lives (5 to 7 years), utilizing the straight-line method. Expenditures for maintenance and repairs are charged to expense as incurred.

Organization Costs

Organization costs have been capitalized and are being amortized using the straight-line method over a five year period.

Net loss Per Common Share

Net loss per common share is based upon the weighted average number of common shares outstanding during each of the respective periods. Common shares issuable upon the exercise of convertible notes and common stock equivalents are excluded from the weighted average number of shares since the effect is anti-dilutive.

Patents

Patent costs are those costs related to filing for patents and the value allocated to the patents based upon the business acquisition (Note 17). These costs are amortized on a straight-line basis over the estimated useful live of ten years.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, restricted cash, receivables, accounts payable, and accrued expenses approximated fair value as of June 30, 1997 because of the relatively short maturity of these instruments.

The carrying amounts of debt issued approximate fair value because interest rates on these instruments approximate market interest rates and a significant portion are classified as current maturities.

Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using enacted tax rates expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Revenue Recognition

Rental revenue is recognized upon the completion of the customer phone rental. Activation revenue is recognized upon the activation of the customers cellular account with the appropriate carrier. Revenues from the sale of the Automated Cellular Distribution Center (ACDC), telephone debit card dispensers and other equipment are recognized upon delivery.

Royalty Fees

Royalties as allowed by the franchise agreement are accrued on a percentage of gross sales, as defined, as reported by franchisees and are included in accounts receivable.

Research and Development

Research and development costs consist primarily of costs related to the conceptual formation, design, tooling and development of prototypes and are expensed as incurred.

Concentration of Credit Risks

Financial instruments that potentially subject the Company to concentration of credit risk consist primarily of temporary cash investments. The Company places its cash investments with high credit quality financial institutions and, by policy limits the amount of credit exposure to any one institution.

Reclassifications

Certain   accounts  in  the  June  30,  1996  financial   statements  have  been
reclassified to conform to the June 30, 1997 presentation.


Note 2 - Continued Operations

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. During the year ended June 30, 1997, the Company continued to suffer recurring losses from operations in excess of $2,788,000, resulting in an accumulated deficit of approximately $13,307,000. The Company is looking to raise additional equity capital through private placements. Additionally, the Company is in the process of negotiating significant licensing and sales agreements. However, there can be no assurance that the Company will be successful in obtaining additional licensing or sales agreements or in raising additional capital. The consolidated financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Note 3 - Property and Equipment

Property and equipment consist of the following:

                                                           June 30,
                                                             1997
Property and equipment
   Vehicles                                              $   20,608
   Furniture and fixtures                                   127,230
   Machinery and equipment                                  961,243
   Software                                                  52,000
   Less accumulated depreciation                           (424,002)
                                                         ----------

                                                         $  737,079


Note 4 - Note Receivable

The Company made advances to and entered into a joint venture agreement with Commonwealth Group International, Inc. and Frederick C. Sayle. The note receivable bears interest at a rate of 10% per annum, with principal and interest payable by February 1, 1998. Additionally, the Company is entitled to 16.7% of the gross revenues from agreements with Commonwealth Group International, Inc. which include cable television and cellular communications licenses owned by CGI-UKRAINE Ltd and ASWEST, Commonwealth Group International, Inc. joint venture partners.

During the years ended June 30, 1997 and 1996, the Company sold equipment to a customer for a total sales price of $280,000 and $384,000, respectively. No payments have been received as of June 30, 1997. During the years ended June 30, 1997 and 1996, a Company contracted to provide services necessary to get the units operational failed to perform. That Company is no longer involved and operations are to commence by October 1997. As such, all amounts due related to the sales have been extended. The total amount of $ 664,000 is payable under the terms of a note receivable which bears interest at 8.5%. Principal and interest is payable commencing by December 31, 1997 in equal monthly installments of approximately $ 14,000 through November 30, 2002


Note 5 - Investments

During the year ended June 30, 1997, the Company acquired a 10% minority interest in Smartphone, Inc. (a company that sells prepaid cellular air time) from certain officers and directors of the Company at their original cost basis of $200,000. This was effected by the issuance of 400,000 shares of common stock which were valued at $.50 a share.

During the year ended June 30, 1997, the Company sold 30 ACDC units and 100 telephone debit card dispensers for $ 810,000 as well as entering into a licensing agreement for $500,000 with Cancall Cellular Communications, Inc., (Cancall) for a total price of $1,310,000. The licensing agreement entitles Cancall the right to market, distribute and operate the Company's products and trademarks on an exclusive basis within the territories of Canada and Europe and on a non-exclusive basis within the territories of the United States and Asia. The exclusive license within the European territory is subject to certain minimum purchase commitments the must be met by Cancall over a two year period.

In consideration for the above transaction, the Company received 1,807,800 shares of Cancall's Class A $ 1.00 par value preferred stock. The preferred stock can be converted into 3,013,000 shares of Cancall's common stock at a rate of $.60(Canadian) per share after a one year mandatory holding period. Cancall's common stock is traded on the Vancouver Stock Exchange under the symbol CLE, however, the preferred stock has no established market or readily determinable market value. As such, the transaction was valued at the cost of the underlying goods sold.

As of June 30, 1997, the 100 telephone debit card dispensers had not yet been delivered. As such, deferred revenue in the amount of $ 105,000 has been recorded in the financial statements.

Note 6 - Bank Line of Credit

The Company maintains a secured revolving line-of-credit with a bank with a limit of $250,000. The balance at June 30, 1997 was approximately $250,000. The line-of-credit is secured by a restricted certificate of deposit with a balance at June 30, 1997 of approximately $250,000. The line-of-credit bears interest at 5.77% payable monthly. The line-of-credit expires June 7, 1998.


Note 7 - Notes Payable and Capital Leases
                                                                 June 30,
                                                                   1997
Promissory note payable at 10% interest payable monthly
commencing September 15, 1995.  Balance of principal is
payable in full by September 30, 1997.  As additional
consideration, the Company agrees to pay the note holder
8.0% of all profits received through the Company's
agreements with Commonwealth Group International, Inc.
 (Note 4).                                                     $  310,348

                                                                June 30,  1997

8.0%  convertible notes payable - individuals, interest
     payable quarterly, principal due at maturity dates
     ranging from August 1997 to April 1998.  Debt
     includes conversion  to common stock feature  with
     conversion rates ranging from $1.25 to $2.50 per
     share. Additionally, each note holder was issued
     options to purchase shares of the Company's                   672,500
     stock (Note 11)

     Note payable - individual,  bearing interest at
     bank prime plus 1% (8.5% at June 30, 1997),
     principal payments of $5,000 plus interest
     due monthly through September 1998.                            75,000

     Non interest  bearing note payable -
     individual,  principal  payable in monthly
     installments of $1,500
      through June 2000.                                            51,000

     11% Note payable - bank, principal and
     interest payable in monthly installments
     of $541 through  June 14, 1998.
     Collateralized by equipment.                                    6,137
                                                                  ----------
                                                                 1,114,985
Less current maturities                                         (1,066,985)
                                                                -------------
Total                                                           $   48,000
                                                                 ============

Principal payment on notes payable subsequent to June 30, 1997 are as follows:

            Year Ending June 30,

                   1998                                  $1,066,985
                   1999                                      33,000
                   2000                                      15,000
                                                         ----------

                                                         $1,114,985

Capital Leases

The Company leases various office equipment which is accounted for as capitalized leases. The following is a schedule of future minimum capital lease payments together with the net present value of the minimum lease obligation as of June 30, 1997.

        Year Ending June 30,

              1998                                         $ 14,079
              1999                                           12,294
              2000                                           12,294
              2001                                           12,294
              2002                                           11,270
                                                           --------
              Total                                          62,231
              Less interest                                 (15,935)
                                                           --------

                                                           $ 46,296

The assets recorded under capital leases are as follows:

        Furniture and fixtures                             $ 45,535
        Less accumulated amortization                       (10,221)

                                                           $ 35,314

Amortization expense for equipment under capital lease was $2,271 and $7,780 for the years ended June 30, 1997 and 1996, respectively.


Note 8 - Income Taxes

Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

The principal temporary differences that will result in deferred tax assets and liabilities are certain expenses and losses accrued for financial reporting purposes not deductible for tax purposes until paid, depreciation for tax purposes in excess of depreciation for financial reporting purposes and the deferral of franchise costs and franchise sales revenues for financial reporting purposes which are recognized for tax purposes in the period paid. The effect of the differences outlined above generated a long-term deferred tax asset that is fully impaired because of a lack of profitable operating history. The fully impaired asset, computed at a 34 percent tax rate at June 30, 1997 was approximately $4,051,000.
Accordingly, there is no net deferred tax asset reflected in the accompanying consolidated financial statements.

              SIMS COMMUNICATIONS, INC. AND SUBSIDIARIES

                Notes to Consoidated Financial Statements

Note 8 - Income Taxes (continued)

The differences between the federal income tax rate and the effective income tax rate as reflected in the accompanying statements of operations are:

                                                             Year Ended
                                                               June 30,
                                                        1997            1996

Statutory federal income tax rate (benefit)            (34.0)%         (34.0)%
Valuation allowance for net operating loss              34.0            34.0
                                                       ------          ------

Effective tax rate (benefit)                               - %             - %
                                                        ======          ======

The deferred tax asset consists of the following:
                                                                June 30,
                                                                   1997

      Total long-term deferred tax asset                        $4,112,000
      Valuation allowance                                       (4,112,000)

                                                                $       -

At June 30, 1997, the Company has approximately $12,094,000 of net operating loss carryforwards for income tax reporting purposes which expire in 2007 through 2012. During 1995, there was a change in ownership due to the initial public offering, which could restrict the utilization of net operating loss carryforwards in the future.


Note 9 - Related Party

Sales

During the year ended June 30, 1997 and 1996, the Company sold equipment and other technology to Lonestar, Inc., an entity owned entirely by the officers of the Company. The sales price was $150,000 and $350,000, respectively, and was used to satisfy $15,000 of officer advances payable and created $135,000 note receivable for the year ended June 30, 1997 and was used to satisfy $350,000 of officer advances payable for the year ended June 30, 1996.

During the fiscal year ended June 30, 1997, the officers sold telephone debit card dispensers to the Company for a sales price of $30,600 which was recorded as officer advances payable.

During the fiscal year ended June 30, 1997, the Company purchased a 10% interest in Smartphone, Inc. from officers of the Company (Note 10).

                SIMS COMMUNICATIONS INC. AND SUBSIDIARIES

                 Notes to Consolidated Financial Statements


Note 9 - Related Party (continued)

Officer Advances Payable

During the year ended June 30, 1997, officers advanced amounts to the Company to help fund operations and meet obligations. At June 30, 1997, $ 65,809 remains outstanding and due on demand to certain officers and directors of the Company.


Note 10 - Stock Option and Bonus Plans

The Company has an Incentive Stock Option Plan, a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of each Plan follows.

Incentive Stock Option Plan

The Incentive Stock Option Plan authorizes the issuance of up to 5,000,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. It became effective on April 15, 1993 and will remain in effect until April 15, 2001 unless terminated earlier by action of the Board. Only officers, directors and key employees of the Company may be granted options pursuant to the Incentive Stock Option Plan.

In order for the stock options to qualify for Incentive Stock Option treatment:

1. The total fair market value of the shares of Common Stock (determined at the time of the grant of the option) for which any employee may be granted options which are first exercisable in any calendar year may not exceed $100,000.

2. Options may not be exercised until one year following the date of grant. Options granted to an employee owning more than 10% of the Common Stock of the Company may not be exercisable by its terms after five years from the date of grant.

3. The purchase price per share of Common Stock purchasable under an option is determined by a committee but cannot be less than the fair market value of the Common Stock on the date of the grant of the option (or 110% of the fair market value in the case of a person owning the Company's stock which represents more than 10% of the total combined voting power of all classes of stock).

Non-Qualified Stock Option Plan

The Non-Qualified stock Option Plan authorizes the issuance of up to 3,000,000 shares of the Company's Common Stock to persons that exercise options granted pursuant to the Plan. It became effective April 15, 1993 and will remain in effect until April 15, 2001 unless terminated earlier by the Board of Directors. The Company's employees, directors, officers, consultants or advisors are eligible to be granted options pursuant to this Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer of sale of securities in a capital-raising transaction. The option exercise price is determined by a Committee but cannot be less than the market price of the Company's Common Stock on the date the option is granted.

The following is a summary of options and warrants granted:

                                           Non-Qualified   Options
                               Incentive      Stock      Issued Not     Exercise
                                Stock                   Related to a   Price Per
                               Options      Options         Plan         Share


Outstanding June 30, 1995       180,000         -            -    $ 5.50 - $6.50
   Options expired                  -            -             -             -
   Options exercised                -            -             -             -
   Options granted                  -            -             -             -
                              ----------   ----------    ----------   ----------

Outstanding June 30, 1996        180,000         -             -     5.50 - 6.50
   Options expired                  -            -             -             -
   Options exercised                -            -             -             -
   Options granted             2,769,000       40,000      809,250   1.00 - 3.25
                             ----------   ----------    ----------   -----------

Outstanding June 30, 1997      2,949,000       40,000      809,250 $1.00 - $6.50
                               ==========   ==========    ========== ==========

The Company has the following stock options outstanding as of June 30, 1997:
                                                                 Currently
   Options         Exercise                                     Exercisable
 Outstanding           Price                Expiration Date       Options


     90,000              5.50    September 1999                     90,000
     90,000              6.50    September 1999                     90,000
  2,000,000              1.00    December 2006                          -
    644,000              1.00    December 2001                          -
     90,000              3.25    September 1999                         -
     35,000              1.25    December 2006                          -
     20,000              1.25    September 1999                     20,000
     20,000              2.00    September 1999                     20,000
     90,000              2.75    September 1999                     90,000
    160,000               .50    December 2001                     160,000
    100,000              1.25    December 2001                     100,000
    100,000              1.25    August 2001                       100,000
     50,000              1.75    December 2001                      50,000
     75,000              1.00    May 2000                           75,000
     37,500              2.50    May 2000                           37,500
     43,750              1.25    May 2000                           43,750
    153,000              2.00    May 2000 - July 2002              153,000
 ----------                                                     ----------

  3,798,250                                                      1,029,250
===========                                                     ==========

Effective for the year ended June 30, 1997, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock Based Compensation," ("FAS 123") which encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees. FAS 123 requires the recognition of expense for such grants, described above, to acquire goods and services from all nonemployees. Additionally, although expense recognition is not mandatory for issuances to employees, FAS 123 requires companies that choose not to adopt the new fair value accounting rules to disclose pro forma net income and earnings per share information using the new method.

The Company has adopted the disclosure-only provisions of FAS 123. Accordingly, no compensation cost has been recognized for the issuances of stock options to employees. For the year ended June 30, 1997, employees of the Company were issued options to purchase a total of 2,899,000 shares of the Company's common stock at rates ranging from $1.00 to $3.75 per share expiring from September 1999 to December 2006. Had compensation cost for the Company's issuances of stock options during the year ended June 30, 1997 been determined based on the fair value at the date of grant consistent with the provisions of FAS 123, the Company's 1997 net income and earnings per share would have been decreased to the pro forma amounts indicated below:

       Net loss - as reported                            $(2,788,896)
       Net loss - pro forma                              $(6,429,498)
       Net loss per share - as reported                  $     (.42)
       Net loss per share - pro forma                    $     (.96)

The Company utilizes the Black-Scholes options-pricing model to calculate the fair value of each individual issuance of options or warrants with the following assumptions used for grants during the year ended June 30, 1997; dividends yield of 0.0%; expected average annual volatility of 100.10%; average annual risk-free interest rate of 8%; and expected terms ranging from 1.5 to 4.5 years.

Stock Bonus Plan

Up to 3,000,000 shares of Common Stock may be granted under the Stock Bonus Plan. Such shares may consist, in whole or in part, of authorized but unissued shares, or treasury shares. Under the Stock Bonus Plan, the Company's employees, directors, officers, consultants and advisors are eligible to receive a grant of the Company's shares; provided, however, that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. For the years ended June 30, 1997 and 1996, 842,000 and 1,365,000 shares of the Company's common stock have been issued under the Stock Bonus Plan, respectively.


Note 11 - Stockholders' Equity

Common Stock

The Company is authorized to issue 40,000,000 shares of $.0001 par value Common Stock.

Preferred Stock

The Company is authorized to issue up to 300,000 shares of $.001 par value Preferred Stock. The Board of Directors has the authority to divide the Preferred Stock into series and, within the certain limitations, to set the relevant terms of such series created.

In April 1995, the Company's directors established the Company's Series A Preferred Stock and authorized the issuance of up to 50,000 shares. Each share of series A Preferred Stock is entitled to a dividend at the rate of $1.60 per share when, as and if declared by the Board of Directors. Dividends not declared do not cumulate. Additionally, each share of Series A Preferred Stock is convertible into .80 shares of the Company's Common Stock at any time after July 1, 1999. Upon any liquidation or dissolution of the Company, each outstanding share of Series A Preferred Stock is entitled to distribution of $20 per share prior to any distribution to the holders of the Company's common stock. As of June 30, 1997, the Company has 25,250 shares of Series A Preferred Stock issued and outstanding.

Preferred Stock (continued)

In March 1996, the Company's directors established the Company's Series B Preferred Stock and authorized the issuance of up to 100,000 shares. Each share of series B Preferred Stock is entitled to a dividend at the rate of $.15 per share when, as and if declared by the Board of Directors. Dividends not declared do not cumulate. Additionally, each share of Series B Preferred Stock is convertible into one share of the Company's Common Stock. Upon any liquidation or dissolution of the Company, each outstanding share of Series B Preferred Stock is entitled to distribution of $1.00 per share prior to any distribution to the holders of the Company's common stock. As of June 30, 1997, the Company has 100,000 shares of Series B Preferred Stock issued and outstanding.

During the year ended June 30, 1996, the Company paid a total of $ 8,200 in dividends to Preferred Stockholders. For the year ended June 30, 1997, the Company did not declare any dividends payable.
Warrants

In conjunction with the Company's February, 1995 Public Offering, the Company issued 1,811,250 Series A and Warrants and 1,811,250 Series B Warrants. Every block of five Series A warrants entitles the holder to purchase one share of the Company's Common Stock at a price of $ 35.00 per share until February 10, 1998. Every block of five Series B warrants entitles the holder to purchase one share of the Company's Common Stock for $ 45.00 per share until February 10, 1998. Under specific conditions, the Company may redeem both the Series A and Series B Warrants.

Equity Transactions

During the year ended June 30, 1996, the following equity transactions occurred:

      The Company agreed to issue an additional 1,000 shares of the Series A preferred stock as payment for the repurchase of certain franchises valued at
 $ 20,000.

      The Company converted $ 362,000 of officer advances payable into 175,110 shares of the Company's common stock at $ 2.07 per share.

      The Company issued 1,365,000 shares of the Company's common stock at $1 per share for a total of $ 1,365,000 as compensation for services from officers and other employees.

      The Company agreed to issue 100,000 shares of $.001 par value Series B convertible preferred stock as repayment of certain officer advances payable valued at $ 100,000. Each share of the Series B preferred stock can be converted into one share of the Company's common stock at the option of the holder.

Equity Transactions (continued)

      The Company issued 419,940 shares of its common stock in repayment of loans of $209,970 from certain officers.

      Certain officers of the Company forgave $124,294 of officer advances payable and $400,000 of accrued salaries. For financial statement purposes this amount has been treated as a contribution to capital.

During the year ended June 30, 1997, the following equity transactions occurred:

     The Company acquired a 10% minority interest in Smartphone valued at $200,000 for 400,000 shares of the Company's common stock (Note 5).

     The Company acquired Link Technologies, Inc. and Subsidiaries for 674,157 shares of the Company's common stock with a value of $600,000 (Note 17).

     The Company issued 892,500 shares of the Company's common stock for $927,978 of professional services received.

     The Company issued 800,000 shares and 1,392,570 shares at $.50 per share and $.70 per share in private placements, respectively, raising $1,176,640 net of $198,160 in offering costs.

     The Company converted $125,000 of convertible debt to 192,860 shares of the Company's stock at rates ranging from $.50 to $.70 per share.

     The Company issued options to purchase 250,000 shares of the Company's Common Stock at rates ranging from $1.25 to $1.75 per share in exchange for professional consulting services. $325,578 of expense has been recognized at imputed values ranging from $1.23 to $1.38 per option. These options expire from August 2001 to December 2001.

     The Company issued options to purchase 309,250 shares of the Company's common stock at rates ranging from $1.00 to $2.50 per share in connection with the 8% convertible notes payable. These options have an imputed value of $353,686 based on rates ranging from $1.01 to $1.29. The amount was recorded as deferred loan costs and is being amortized over the life of the loans. As of June 30, 1997, $178,185 has been expensed. These options expire from May 2000 to July 2002.

     Both the Series A and B preferred stock were issued.

Note 12 - Stock Splits

In March 1996, the Company declared a 1 for 10 reverse stock split. Accordingly, all weighted average share, per share and option information throughout the consolidated financial statements has been restated to reflect these split.


Note 13 - Significant Customers

     As of June 30, 1997, one individual accounted for approximately $500,000 (100%) of licensing revenue. One Corporation accounted for $985,000 (79%) of equipment and other revenue. Another franchisee and stockholder accounts for $724,264 (85%) of the franchise and customer deposits.

     As of June 30, 1996, one franchisee accounted for $50,000 (62%) of franchise revenue and $384,000 (46%) of equipment and other revenue. Another franchisee and stockholder accounts for $724,264 (83%) of the franchise and customer deposits.

Note 14 - Business Segments

The Company's principal operations are in the cellular technology industry. In prior years, the Company also generated significant revenues from the franchising of cellular related technology. However, trends in the industry forced the Company to change their focus, therefore, franchising no longer generates significant revenues or losses. The Company still is involved in minimal franchising activities, however, franchising is no longer considered a significant segment and does not require separate disclosures. No formal plan has been adopted related to the discontinuance of franchising operations.


Note 15 - Commitments and Contingencies

Operating Leases

The Company leases its administrative offices under a noncancelable operating lease through February 1998. The minimum annual rent will increase each year by an amount based in the Consumer Price Index. The Company is also responsible for paying its portion of the common area maintenance, real estate taxes and insurance expenses. The Company also leases two other facilities; one in Florida and one in California, under noncancelable operating leases through February 1998 to June 2002. Additionally, the Company also leases various office equipment under noncancelable operating leases with terms up to 4 years. Rental expense for the years ended June 30, 1997 and 1996 was $101,039 and $106,705, respectively.

Operating Leases (continued)

Future minimum lease commitments at June 30, 1997 are as follows:

        Year Ending June 30,

              1998                                        $ 122,656
              1999                                           37,227
              2000                                           35,000
              2001                                           35,000
              2002                                           35,000
                                                          ---------

                                                          $ 264,883

Employment Agreements

The Company has entered into five year employment agreements with four officers of the Company commencing April 7, 1997. Each officer is entitled to a first year salary of $90,000, increasing 15% per year until the agreement is expired. If the Company has not demonstrated its ability to operate profitably within one year, the increase will only be 5% until such time that profitable operations have been achieved. Each officer is granted 500,000 options to purchase shares of the Company's common stock for $.50 per share until December 31, 2002 pursuant to the Non-Qualified Stock Option Plan. Additionally, the officer will receive 50,000 options to purchase shares of the Company's common stock for $.50 per share until December 31, 2002. These shares are not pursuant to any plan. As additional compensation, each officer is entitled to receive an incentive bonus computed based upon annual Company revenues from operations and is entitled to other benefits, including an automobile allowance. As of June 30, 1997, $ 256,000 of accrued officer salaries payable is included in accrued expenses.

The Company has also entered into five year employment agreements with two officers of a subsidiary of the Company commencing on January 1, 1997. Each officer is entitled to a salary of $ 72,000 per year. Each officer is granted 302,000 options to purchase shares of the Company's common stock for $1.00 per share until December 31, 2001 pursuant to the Incentive Stock Option Plan. Additionally, the officer will receive 20,000 options to purchase shares of the Company's common stock for $1.00 per share until December 31, 2001. These shares are not pursuant to any plan. As additional compensation, each officer is entitled to receive an incentive bonus computed based upon annual Company revenues from operations and is entitled to other benefits, including an automobile allowance.

Royalty Agreement

The Company has entered into an agreement with Telemac, Inc., the developer of the software for real time billing. This agreement provides for the Company to pay Telemac 7% of gross receipts based on cellular telephone rentals.

Additionally, the Company has an agreement with an individual requiring payments based upon the net profits of Cellex Communications, Inc. (Cellex). 20% of Cellex's net profits are to be remitted to this individual pursuant to the terms of the agreement. As of June 30, 1997, Cellex has remitted $22,818 in profit participation payments to this individual.

Consulting Agreements

The Company has entered into a one year consulting agreement effective from August 1996 and a two year consulting agreement effective from October 1996. The one year agreement provides the consultant with 175,000 shares of the Company's common stock and options to purchase 150,000 shares of the Company's common stock in exchange for general business services such as execution of a business plan, public relations and identification of sales opportunities. The two year agreement provides the consultants with 100,000 shares of the Company's common stock and options to purchase an additional 100,000 shares of the Company's common stock in exchange for the consultant's assistance in introducing the Company to potential European investors and in setting up relationships with international business contacts. The options have exercise prices ranging from $1.25 to $1.75 per share and expire five years from the date of grant (Note 11).

Litigation

A matter is pending in state court in Palm Beach County, Florida, whereby the plaintiff seeks damages in excess of $3,800,000 for breach of agreement. The Company has filed an Answer and Affirmative Defenses denying the claims and intends to continue to vigorously defend themselves against these claims. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Additionally, a franchisee has demanded that the Company repurchase his franchises for approximately $1,000,000 or a suit for breach of the franchise agreement will be filed. The Company is currently attempting to negotiate a settlement and has approximately $770,000 accrued relating to this obligation.

The Company is also involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's financial position, results of operations, or liquidity.

Note 16 - Statements of Cash Flows

During the fiscal year ended June 30, 1996, the Company transferred $517,017 of ACDC units, from inventory to property, plant, and equipment as these units represented company owned locations. During the fiscal year ended June 30, 1997, the Company transferred $419,275 of ACDC units from property, plant and equipment to inventory.

During the fiscal year ended June 30, 1996, the Company had a 1 for 10 reverse stock split.

During the fiscal year ended June 30, 1996, the Company bought back franchisees upon the issuance of preferred stock (Note 11).

During the fiscal year ended June 30, 1996, the Company converted accrued officer salaries, officer advances payable, debt and accrued interest to common and preferred stock (Note 10).

During the fiscal year ended June 30, 1997 and 1996, the Company bought back franchisees by entering into debt obligations totaling $135,000 and $147,000, respectively, equal amounts of inventory and other assets were received by the Company.

During the fiscal year ended June 30, 1997, the Company issued common stock for a 10% interest in Smartphone which was valued at $200,000.

During the fiscal year ended June 30, 1997, the Company converted an account receivable to a note receivable in the amount of $150,000.

During the fiscal year ended June 30, 1997, the Company acquired Link Technologies, Inc., and Subsidiaries for 674,157 shares of common stock, with a value of $600,000 (Note 17).

During the fiscal year ended June 30, 1997, the Company acquired fixed assets of $45,535 through a capital lease.

During the fiscal year ended June 30, 1997, the Company converted $125,000 of convertible notes payable to common stock.

During the fiscal year ended June 30, 1997, the Company purchased $30,600 of Debit Link machines from officers of the Company and was recorded as a notes payable to officers.

During the fiscal year ended June 30, 1997, the Company issued stock options to individuals as an inducement to provide financing pursuant to the 8% convertible notes payable. The options had an imputed value of $353,686. As of June 30,
1997, $178,185 has been amortized to expense with the remaining $175,501 recorded as deferred loan costs and included in prepaids and other current assets (Note 11).

Note 17 - Acquisition

Effective January 1, 1997, the Company acquired Link Technologies, Inc. and Subsidiaries (Link) for 674,157 shares of the Company's common stock, with a value of $600,000.

The accompanying consolidated financial statements includes the results of operations from the effective date of the acquisition, January 1, 1997, of Link.

The acquisitions are accounted for under the purchase method of accounting applying the provisions of Accounting Principles Board Opinion No. 16 ("APB 16"). Pursuant to the requirements of APB 16, the aggregate purchase price, based on fair values, will be allocated to the tangible and intangible assets and liabilities assumed based on their estimated fair value at the date of the acquisitions.

The aggregate purchase price allocated to the assets acquired and liabilities assumed which are included in the consolidated financial statements consists of:

   Assets acquired
      Cash                                               $    2,737
      Accounts Receivable                                   142,234
      Inventory                                             160,742
      Fixed assets                                          201,032
      Patents                                               484,222
                                                         ----------
                                                            990,967
   Liabilities assumed:
      Accounts payable and accrued expenses                (390,967)

Net assets acquired                                         600,000

Fair value of common stock issued                           600,000

Goodwill                                                 $       -
                                                         =========

The common stock issued in the acquisition was recorded at the market value of the stock on the date of the acquisition which was $ .89 per share.

Pro Forma Statement of Operations

The unaudited pro forma results of operations had the Company acquired Link as of July 1, 1996 and 1995 are as follows for the year ended June 30, 1997 and 1996:

                                                               June 30,
                                                1997               1996

      Revenues                              $4,792,000        $3,119,000
                                            ==========        ==========

      Net loss                              $(2,780,000)      $(4,206,000)
                                            ===========       ===========

      Net loss per common share                   (.42)            (1.76)
                                            ==========        ==========

                  Sims Communications, Inc. and Subsidiaries
                     March 31, 1998 Financial Statements
                                 (Unaudited)
                              Table of Contents


Consolidated Balance Sheets at March 31, 1998 and June 30, 1997
Consolidated Statements of Operations for the Three and Nine Months Ended March 31, 1998 and 1997.
Consolidated Statement of Cash Flows for the Nine Months Ended March 31, 1998 and 1997.
Consolidated Statement of Stockholders' Equity for the Nine Months Ended March 31, 1998.
Notes to Consolidated Financial Statements.

                      SIMS COMMUNICATIONS INC AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEETS
                                    (Unaudited)


                                 ASSETS
                                                                March        June
                                                               31, 1998       30,
                                                                             1997
CURRENT ASSETS
     Cash and cash equivalents ($250,000 restricted)            $280,637            $
                                                                              295,900
     Accounts receivables, less allowance for doubtful           133,896      205,888
accounts of $27,584
     Inventories (Note 5)                                      1,497,979    1,083,199
     Prepaid expenses                                             15,587      205,860
     Advances                                                    132,458   ----------
     Notes receivable, current portion                           221,667      215,442
                                                              ----------- ------------
              Total Current Assets                             2,282,224    2,006,289
                                                              ----------- ------------

PROPERTY AND EQUIPMENT
     Property & Equipment                                      2,324,641    1,161,081
     Less Accumulated Depreciation                               595,760      424,002
                                                              ----------- ------------
     Net property and                                          1,728,881      737,079
equipment

OTHER ASSETS
     Notes receivables (Less $169,000 allowance Mar. 98 -        551,223      726,448
Note 5)
     Patents, net of accumulated amortization                    438,626      474,941
     Investments (Notes 4,5 and 11)                              150,000    1,510,000
     Other                                                        41,532       89,416
                                                              -----------
                                                                          ------------
              Total Other Assets                               1,181,381    2,800,805

                                                              ----------------------
TOTAL ASSETS                                                  $                     $
                                                               5,192,486    5,544,173
                                                              =========== ============


                      SIMS COMMUNICATIONS INC AND SUBSIDIARIES
                            CONSOLIDATED BALANCE SHEETS
                                    (Unaudited)

                    LIABILITIES AND STOCKHOLDERS' EQUITY

                                                          March 31,   June 30,
                                                            1998        1997
CURRENT LIABILITIES
     Accounts Payable  and Accrued Expenses               $1,059,600 $1,295,105
     Bank line of credit                                     250,000    250,000
     Current obligations under capital lease (Note 8)          8,377      8,377
     Current maturity of long term debt  (Note 2)            816,688  1,066,985
     Franchise deposits and deferred revenue                 818,019    944,154
     Officer advances payable                                 -----      65,809
                                                       -------------------------
              Total Current Liabilities                    2,952,684  3,630,430

LONG TERM LIABILITIES
     Long term debt (Note 2)                                  34,500     48,000
     Obligations under capital leases (Note 8)                33,185     37,919
                                                       -------------------------
              Total Long Term  Liabilities                    67,685     85,919
                                                       -------------------------
              Total Liabilities                            3,020,369  3,716,349
                                                       -------------------------
Commitments and contingencies                                    -          -
                                                       -------------------------
STOCKHOLDERS' EQUITY (Notes 6 and 7)
     Preferred stock, Series A, $.001 par value, 50,000          25          25
shares authorized, 25,250
    shares issued and outstanding (liquidation preference of
$505,000)
     Preferred stock, Series B, $.001 par value, 100,000        100         100
shares authorized, 100,000
     shares issued and outstanding (liquidation preference of
$100,000)
     Common stock  $.0001 par value 40,000,000 shares           575         212
authorized: 5,699,945
     shares issued and outstanding  March 1998 and 2,120,499
June 1997
     Additional Paid In Capital                       20,270,047     15,134,683
     Accumulated Deficit                            (18,098,630)    (13,307,196)
                                                      -------------------------
                Total Stockholders' Equity          2,172,117         1,827,824
                                                      -------------------------
  Total Liabilities and Stockholders' Equity       $5,192,486        $5,544,173
                                                      ========    ========
        See notes to consolidated financial statements

SIMS COMMUNICATIONS INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended March 31, 1998 and
1997

  (Unaudited)
                                   Three Months Ended        Nine Months Ended
                                      March 31                  March 31,
                                    1998       1997          1998       1997
Revenues
 Equipment & Other                $29,052      $36,067      $106,255 $ 496,689
 Rental                             8,458      187,175       207,349   755,875
 Calling Card & Long Distance      55,273       65,349       216,182   225,060
 License Fee Income                     0      500,000             0   500,000
 Movie Rentals                    125,099                    125,099
                                 ---------     -------      ---------  --------
   Total Revenues                 217,882      788,591       654,885 1,977,624

Cost of Sales                     134,108      160,290       394,913   960,265
                                  --------     --------      --------  --------
                 Gross Profit      83,774      628,301       259,972 1,017,359

Operating Expenses
General & Administrative          605,441     394,739       1,518,611  1,008,120
Depreciation and                   99,812      62,008         227,732    170,000
Amortization
Interest-net                       22,672       4,690         104,289     29,613
Selling & Marketing               185,914     140,626         695,701    395,661
Stock Based Compensation/Services 239,743           0       1,007,874    381,393
Research & Development             32,760       1,294          32,760     28,362
Provisions for Bad Debt & Contract      0           0         933,000          0
      Termination
Litigation Settlement             424,300           0         424,300          0
(Note 10)
                                 ----------   ----------    ----------   -------
                 Total Expenses 1,610,642     603,357       4,944,267  2,013,149

Income /(Loss) Before Income
   Taxes                      ($1,526,868)    $24,944      ($4,684,295($995,790)
                              ------------  -------------   ----------- --------
Income Tax Expense                     -           -              -           -
                              -------------  ------------   -----------  -------
Net Income/(Loss) from        ($1,526,868)    $24,944      ($4,684,295($995,790)
Continuing
Operations

Discontinued Operations           (54,717)        697         (107,139   44,145
(Note 11)
                               ------------ -------------   ----------    -----

                 Net Loss      ($1,581,585)   $25,641      ($4,791,434($951,645)
                                  ========    ========        =======   ========

Net Income/(Loss) Per Common        ($0.28)       $0.01       ($1.71)    ($0.75)
Share Basic & Diluted (Note 1 )
                                 ========    ========        ========   ========
Weighted Average Common
Shares Outstanding              5,599,129   1,927,553       2,808,899  1,274,310

    SIMS COMMUNICATIONS INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENTS OF CASH FLOWS
   FOR THE NINE  MONTHS ENDING MARCH 31, 1998 AND 1997

(Unaudited)
                                                                 March
                                                                   31,
CASH FLOWS FROM OPERATING ACTIVITIES                        1998          1997
Net (loss)                                              ($4,791,434)  ($951,645)
Adjustments to reconcile net loss to net cash used
     in operating activities:
     Depreciation & Amortization                             227,732    170,000
Equity Based Compensation                                  1,007,874    381,393
/Services
Expenses of Stock issued                                    (180,505)
Provision for Contract                                       764,000
Termination
Stock issued for                                             309,300
litigation settlement
Changes in assets and
liabilities
     Inventories                                            (382,380)   197,930
     Accounts and other receivables                          160,809   (547,519)
     Prepaid Expenses and other                               14,772       (625)
     Current Assets
     Accounts payable and accrued expenses                  (396,622)  (234,318)
     Franchise  and customer deposit &                      (126,135)   (37,083)
     Deferred Revenues
     Advances to acquisition                                (132,458)
                                                            ---------  ---------
NET CASH FROM (USED IN) OPERATING ACTIVITIES              (3,525,047)(1,021,867)

CASH FLOWS FROM INVESTING ACTIVITIES
     Capital expenditures                                    (59,311)   (44,120)
     Net cash received from acquisition (Note 5)              10,915      2,737
     Net cash used for acquisition                                 0    (48,660)
     Notes  receivable                                           481   (413,404)
     Change in other assets                                   27,955    (11,171)
                                                          ----------   ---------
     NET CASH (USED IN) INVESTING ACTIVITIES                 (19,960)  (514,618)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of debt                        1,460,000    422,500
     Payments on debts                                       (88,714)  (264,020)
     Loans from (repayments to)                              (65,809)    60,569
     officers
     Proceeds from issuance of common stock                  869,001  1,274,381
     Reduction in investments                              1,360,000         --
     Payments of obligation under capital                     (4,734)    (6,018)
     lease
                                                           ----------  ---------
     NET CASH PROVIDED BY FINANCING ACTIVITIES             3,529,744  1,487,412
                                                           ----------  ---------
     NET INCREASE (DECREASE) IN CASH                         (15,263)   (49,073)

     CASH AT BEGINNING OF PERIOD                             295,900    322,542
                                                          ----------  ----------
     CASH AT END OF PERIOD                                   280,637    273,469
                                                             =======     =======
     SUPPLEMENTAL DISCLOSURES OF CASH FLOWS INFORMATION
     Cash paid during the 9  months  for interest            $51,63     $49,670
     Cash paid during the 9  months for income taxes         $    0     $    0


          See notes to consolidated financial
     statements

SIMS COMMUNICATIONS INC. AND SUBSIDIARIES
   CONSOLIDATED STATEMENT OF STOCKHOLDER'S EQUITY
   FOR THE  NINE  MONTHS ENDING MARCH 31, 1998
  (UNAUDITED)



                                    PREFERRED STOCK                 COMMON STOCK

                              SERIES A             SERIES B                              ADDITIONAL
                          NUMBER             NUMBER OF             NUMBER OF              PAID IN      ACCUMULAT-
                            OF                                                                             ED
                          SHARES    AMOUNT     SHARES    AMOUNT     SHARES     AMOUNT     CAPITAL       DEFICIT       TOTAL



Balance  - June 30, 1997   25,250      $25     10,000      $100   8,481,995       $848  $15,134,047  ($13,307,196) $1,827,824

Adjustment of stock                                               (6,361,496)     (636)         636
on reverse stock
split of 1 for 4 (Note 6 )

Net loss -9 months                                                                                     (4,791,434) (4,791,434)
ended March 31, 1998

Common stock issued for the                                           75,000          7          (7)                         0
conversion of incentive stock
options net of shares returned
to Company as payment

Issuance of Common Stock to officers                                 167,817         17      369,180                   369,197
and directors for accrued salaries and
loans at $2.20 per share

Conversion of Notes Payable to                                        62,500          6       49,994                    50,000
officers
at a value of $.80

Issuance of Common Stock and options                                 550,000         55    1,126,659                 1,126,714
for investment (Note 9)

Issuance of Common Stock for cash                                    999,478        100      868,901                   869,001

Issuance of Common Stock for Conversion                              876,827         88      933,006                   933,094
of Notes Payable to Foreign Individuals
Under Reg S (net of $166,095 expenses)

Issuance of Common Stock for                                         320,250         32      832,339                   832,371
Services

Issuance of Common Stock For Conversion of                           452,574         50      646,000                   646,050
Notes
(net of $ 7,550 Expenses)

Issuance of Common Stock in                                           75,000          8      309,270                   309,300
partial settlement of litigation

                            --------------------------------------------------------------------------------------- --------------
Balance -March 31,          25,250       $25     10,000      $100  5,699,945       $575  $20,270,047  ($18,098,630) $2,172,117
1998

See notes to consolidated financial statements
                                                             7

SIMS COMMUNICATIONS INC. AND SUBSIDIARIES
 Notes to Consolidated Financial Statements


Note 1 - Organization and Significant Accounting Policies

Organization

Sims Communications, Inc. provides low cost, turnkey point-of-sale (POS) transaction automation solutions to retailers. These solutions include a comprehensive network of transaction processing applications using its patented, intelligent DebitLink POS terminal with custom software. Functions include processing credit card and ATM charges and payments, cash-backs, activating prepaid phone cards, obtaining prepaid cellular phone service, securing check guarantees and authorizations and tracking customer affinity programs.

Sims Communications Inc. and Subsidiaries (the Company) was incorporated in the State of Delaware on August 15, 1991. The Company was initially formed as a communication equipment company and had expanded its focus to include telecommunication and cellular and prepaid telephone activities

Besides POS automation processing, new products include: automated or manual prepaid phone card dispensing machines, and script terminals. The Company is also in the automated Movie rental business at hotels.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the nine-month period ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ended June 30, 1998. For further information, refer to the consolidated financial statements and footnotes included in the Company's financial statements for the year ending June 30, 1997 which are included elsewhere in this prospectus.

Principles of Consolidation

The consolidated financial statements includes the accounts of Sims Communications Inc. and its wholly owned subsidiaries Sims Franchise Group, Inc., Cellex Communications, Inc., Sims Communications International, Inc. and Link Technologies Inc. (and its wholly owned subsidiaries New View Technologies, Inc., Link Dispensing Systems and Southeast Phone Card, Inc.). The Movie Vision operations (reflecting the net assets of Movie Bar and Vector Vision) that were acquired in January 1998, are being operated as a division of New View Technologies. All intercompany balances and transactions have been eliminated in consolidation. The 10% minority investment in Smartphone is accounted for under the cost method.

Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with a maturity date of three months or less to be cash equivalents.

Inventories

Inventories consists primarily of automated cellular distribution centers (ACDC's), cellular phones, other communication equipment and Link Technologies' debit and calling card vending machines and equipment and point of sales (POS) materials. This is recorded at the lower of cost or market determined by the first in, first out method.

Property and Equipment

Property and equipment are recorded and depreciated  over their estimated useful
lives  (5-7  years),  utilizing  the  straight-line  method.   Expenditures  for
maintenance and repairs are charged to expense as incurred.

Organization Costs

Organization costs have been capitalized and are being amortized using the straight-line method over a five-year period.

Net Gain / (Loss) Per Common Share

The Company adopted Statement of Financial Accounting Standard No. 128 (FAS 128) Earnings Per Share. All prior period loss per common share data has been restated to conform to the provision of this statement where appropriate. Basic loss per common share is computed using the weighted average number of shares outstanding. Diluted loss per common shares is computed using the weighted average of number of shares outstanding adjusted for the incremental shares attributed to outstanding options to purchase common stock, only if their effect is dilutive. Options and warrants to purchase common shares of common stock issued in 1997 and 1998 were not included in the computation of diluted loss per share because their effort would be antidulutive.

Deferred Location Costs

Deferred location costs relate to expenses associated with the buyback of certain franchises. These costs are amortized over five years.

Revenue Recognition

Rental revenue is recognized upon the completion of the customer phone rental. Revenues from the sale of the Automated Cellular Distribution Center (ACDC) and other equipment are recognized upon title passing. Income from movie rentals is recorded upon the rental of the movie.

Research and Development

Research and development costs consist primarily of costs related to the conceptual formation, design, tooling and development of prototypes and are expensed as incurred.

Patents

The patents acquired by the Link acquisition are amortized based on the expected useful life over a ten-year period.




Note 2- Notes and Loans Payable
During the quarter ended March 31, 1998, the Company converted $ 165,118 of 8%-10% convertible debt maturing January through May 1998 (and accrued interest) into 165,699 shares of common stock. Also, $50,000 of notes due former officers were converted to common stock.

A detail listing of debt follows:

                                                            March 31,1998

Promissory note payable at 10% interest  payable
monthly, commencing Sept. 15, 1995.  Balance of
principal is payable in full on April 30, 1998.
As additional consideration,  the Company agreed
to pay the note holder 15.5% of all profits
received through the Company's agreements with
Commonwealth Group International.                              $310,348

Note payable - principal  and 11% interest
payable in monthly  installments  of
$541 through June 14, 1998.
Collateralized by equipment.                                      1,928

Notes payable to former officers, $ 3,003
payable monthly (inclusive of 10% interest)
payable through June 1999                                        47,412

8%-10%  Convertible notes payable,  principal
due at maturity dates ranging from January
through April 1998.  Debt includes conversion
to common stock feature with conversion rates
of $ 1.60 per share. Additionally each note
holder was issued options to purchase shares
of the Company stock                                            408,500

Note payable - $5,000 principal plus interest
(prime +1%) payable monthly through October 1998                 35,000

Note payable - principal (non interest bearing)
payable in monthly installments of $1,500 through
June 2000.                                                       48,000

                                                                851,188
                          Less: Current Maturities             (816,688)
                             Total Long Term                   $ 34,500
                                                               ========
Note 3 - Continuing Operations and Subsequent Financing

The accompanying financial statements have been prepared on a going concern basis which contemplates the realization of assets and liquidation of liabilities in the ordinary course of business. In prior years, the Company had been in the development state and did not begin earning significant revenues until the middle of fiscal year ended 1994. During the period from the year ending June 1995 and continuing through the nine months ended March 31, 1998, the Company continued to suffer recurring losses from operations.

During the fiscal year ended June 30, 1995, the Company completed an initial public offering for $5.2 million. For the first 9 month of fiscal 1998, management sold in private offerings, or had liabilities of $2.4 million converted into, 2.1 million shares of common stock. However, cash flows from operations may not be sufficient to meet future obligations of the company.

Note 4-Investment in Non Consolidated Subsidiary
In September 1996, the Company acquired a 10% minority investment in Smartphone, Inc. (a corporation that sells a debit cellular telephone) from former management at their original cost. The Company issued 400,000 shares of common stock for its interest in Smartphone. This investment is recorded under the cost method. A $50,000 realization reserve was established in recognition of the discontinued operation.

Note 5- Provisions for Bad Debt and Contract Termination
During the year ended June 1997 the Company received 1,807,800 shares of Cancall Cellular Communications, Inc. Class A preferred stock with a recorded value of $1,310,000 from the sales of licensing rights and equipment. During the last quarter, this agreement was mutually terminated as management of both companies did not desire to go forward together in cellular telephone rentals. Accordingly, the equipment was returned to the company, the Preferred Stock was returned to Cancall and a loss provision for $ 764,000 was provided, which represented the full profit on the agreement previously recorded.

The Company sold 30 ACDC units to a master licensee from June through September 1996. A majority of these units were installed at Los Angeles Airport terminals with the remaining units anticipated to be installed in the San Francisco bay area. The airport terminals were briefly functional but Airport management and licensee management requested a secession of operations until contract provisions could be renegotiated. The Company has not received payment for the units and a loss provision of $169,000 (the profit on the units sold) was recorded for uncollected receivables. The receivable was personally guaranteed by the owner/president of the master licensee company, and Management believes that the sold units will be returned to the company, and ultimately, the company will participate in the airport cellular rental operations.

Note 6-Stockholders, Equity and Stock Split

Effective February 16, 1998, the company's shareholders approved a 1 for 4 reverse stock split. Accordingly, all weighted average share, per share and option information throughout the consolidated financial statements has been restated to reflect this split.

For the nine months ended March 1998 the Company issued 320,250 shares and associated stock options to officers, directors and consultants for services valued at $832,371.

The Company issued 75,000 shares of common stock to two officers for the conversion of incentive stock options valued at $ 4.00 per share, net of options for common stock returned to the Company, then valued at $6.00 per share. The Company sold in October and November 1997, $1,100,000 of convertible notes to four foreign investors. The notes bear interest at 8% per year and were due and payable in November 1999. These notes have been converted into 876,827 shares of the Company's common stock in December and January. . Notes (and accrued interest) sold for $ 646,050 (between February and October 1997) were converted to 452,574 shares of common stock.

In December 1997 $369,000 owed to former officers and directors of the Company were converted to 167,817 shares of common stock at $ 2.20 per share. In January 1998 $50,000 owed to two former officers and directors were converted into 62,500 shares of common stock.

During the quarter ended March 1998, the Company sold 999,478 shares of common stock for $869,000, or an average price of $ .87 per share.

The settlement of litigation with a former Instafone master license holder required the issuance of 75,000 shares, valued at $ 309,300

The Movie Vision investment and business were acquired via the issuance of 550,000 shares of common stock at a value of $1.1 million.

Note 7-Stock Options
The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No 123 "Accounting for Stock-based Compensation" (SFAS No.
123). Accordingly, no compensation cost has been recognized for stock options and warrants granted. Consistent with the disclosure-only provisions of SFAS No. 123, the Company must provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value based method defined in SFAS No. 123 had been applied.

The Company uses one of the most widely used option pricing models, the Black-Scholes model (the Model), for purposes of valuing in stock option grants. The Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, it requires the input of highly subjective assumptions including the expected stock price volatility, expected dividend yields, the risk free interest rate and the expected life. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the value determined by the Model is not necessarily indicative of the ultimate value of the granted options.

In February 1998, the Company issued 412,500 options to employees, directors and consultants (in connection with services), which allow holders to purchase common stock at prices ranging from $3.00 to $8.00 per share. These options vest over a two-year period and expire in five years. Compensation expense of $ 94,302 will be recognized over the two-year vesting period for the consultants options.

Note 8 - Capital Leases
The Company leases various office equipment which is accounted for as capital leases. The current liability for the leases is $8,377 and the long-term portion is $30,898 payable through the year 2002.

Note 9- Acquisition of investment
Effective January 1998, the Company issued 550,000 shares (split adjusted) of its common stock to the shareholders of Movie Bar, Inc. and Vector Vision Inc. in consideration for the acquisition of a business known as "Movie Vision". Movie Vision rents videocassettes, primarily containing motion pictures, through automated dispensing units in hotels. Movie Vision currently has videocassette dispensing machines in approximately 120 hotels in the United States. For financial statement purposes, the purchase acquisition of Movie Vision was valued at $1.1 million based on a $2.00 market price of the Company's stock.

The summarized net assets acquired from Movie Vision are as follows:
 Cash                                $ 10,914
 Other current assets                 121,217
 Equipment and machinery            1,128,699
 Current Liabilities                 (161,116)
   Net Assets Acquired              1,099,714
Acquisition expenses                 ($27,000)

Note 10- Litigation Settlement
In February 1998 the Company settled litigation with a former Instafone Master Licensee resulting in a special charge of $424,300. The terms of the settlement provide for payments of cash and common stock to the former Master Licensee over a twenty-one month period.

Note 11- Discontinued Operations
The Company decided in 1998 to discontinue the cellular activation (Cellex) and cellular prepaid business. The activation business was discontinued due to the loss, via acquisition, of its major contracted American Automobile Association customer base. The loss for the fiscal 1998 third quarter and nine months to date for Cellex was $4,717 and $57,139 respectively, as compared to income for comparable prior years periods of $ 696, and $44,145, respectively. Additionally, a loss provision of $50,000 was provided for realization in the investment in Smartphone, a non-
consolidated subsidiary which sells prepaid cellular telephones. The income statement has been restated to segregate the discontinued from ongoing operations.

Note 12 -Subsequent Transactions
The Company has signed an agreement for the acquisition of 1 One Medical Service Inc., for 142,350 shares of common stock. 1 One Medical uses the Company's Point-of-Sale terminals to enable retail pharmacies and their customers to obtain on-line credit card and medical reimbursement approval, and automated product ordering and payment.

                                 POWER OF ATTORNEY
         The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                    SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Irvine, California, on the 4th day of August, 1998.

                                  SIMS COMMUNICATIONS, INC.

                                  By:/s/ Mark Bennett
                                     Mark Bennett, President

                                  By:/s/ Bruce Schames
                                     Bruce  Schames, Principal Financial Officer
                                     and Chief Accounting Officer

         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date

/s/ Mark Bennett
Mark Bennett                        Director              August 4, 1998

/s/ Michael Malet
Michael Malet                       Director              August 4, 1998


Chet Howard                         Director                       , 1998

/s/ George Pursglove
George Pursglove                    Director              August 5, 1998

                            SIMS COMMUNICATIONS, INC

                             REGISTRATION STATEMENT
                                       ON
                                   FORM SB-2

                                    EXHIBITS

                                     EXHIBIT 5

                      August 5, 1998SIMS Communications, Inc.
17821 Skypark Circle
Suite G
Irvine, CA  92614

This letter will constitute an opinion upon the legality of the sale by certain Selling Shareholders of SIMS Communications, Inc. (the "Company") of up to 4,061,562 shares of Common Stock, all as referred to in the Registration
Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the shares of Common Stock to be sold by the Selling Shareholders have been lawfully issued and such shares are fully paid and non-assessable shares of the Company's Common Stock.


Very truly yours,
HART & TRINEN
William T. Hart

                                   EXHIBIT 23.1

CONSENT OF ATTORNEYSReference is made to the Registration Statement of SIMS Communications, Inc. (the "Company"), whereby certain Selling Shareholders propose to sell up to 4,061,562 shares of the Company's Common Stock. Reference is also made to Exhibit 5 included in the Registration Statement relating to the validity of the securities proposed to be sold.

We hereby consent to the use of our opinion concerning the validity of the securities proposed to be sold.


Very truly yours,
HART & TRINEN
William T. Hart

Denver, Colorado
August 5, 1998

                                 EXHIBIT 23.2

                                    November 6, 1996




Mr. William T. Hart
Hart & Trinen
1624 Washington
Denver, Colorado 80203

Dear Mr. Hart:

Please find enclosed 1 unbound copy of the financial statements for SIMS Communications, Inc. and Subsidiaries for June 30, 1997. I have also enclosed a disk of the financial statements. The document is entitled FS9706.doc and is done in Microsoft Word 7.0.

If you have any questions regarding the format of the document, please feel free to call to Anne Baumann. Thank you.

                                    Sincerely,



                                    Robert B. Hottman
                                    Ehrhardt Keefe Steiner & Hottman PC

RBH/acb
Enclosures